UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Revance Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)
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REVANCE THERAPEUTICS, INC.
7555 Gateway Blvd.
Newark, California 94560
Notice of Annual Meeting of Stockholders
To Be Held On Thursday, May 14, 2020
Dear Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of REVANCE THERAPEUTICS, INC., a Delaware corporation. Due to the public health concerns regarding the COVID-19 outbreak, the meeting will be held virtually on Thursday, May 14, 2020 at 8:00 a.m. Pacific Time via live audio-only webcast at www.virtualshareholdermeeting.com/RVNC2020. The meeting will be held online only. You will be able to vote your shares electronically by Internet and submit questions online during the meeting by logging in to the website listed above using the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 7:30 a.m. Pacific Time and should allow ample time for the check-in procedures. You may submit questions before the meeting by visiting www.proxyvote.com.
The Annual Meeting of Stockholders is being convened for the following purposes:

(1)	To elect the Board’s two nominees for director to hold office until the 2023 Annual Meeting of Stockholders.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year 2020.

(3)	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement accompanying this Notice.

(4)	To conduct any other business properly brought before the meeting or any adjournment thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting of Stockholders is March 16, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to be Held on May 14, 2020 virtually via live audio-only webcast at
www.virtualshareholdermeeting.com/RVNC2020.
The Proxy Statement and Annual Report to Stockholders are available at www.proxyvote.com.
By Order of the Board of Directors

Mark J. Foley
President and Chief Executive Officer
Newark, California
March 26, 2020

You are cordially invited to attend the meeting virtually. Whether or not you expect to attend the meeting virtually via live audio-only webcast, please complete, date, sign and return the proxy card sent to you, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote electronically during the meeting. Please note, however, that if your shares are held of record by a broker, or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

REVANCE THERAPEUTICS, INC.
PROXY SUMMARY
This is a summary only, and does not contain all of the information that you should consider in connection with this Proxy Statement. Please read the entire Proxy Statement carefully before voting.
Annual Meeting of the Stockholders

•	Date and Time: Thursday, May 14, 2020 at 8:00 a.m. Pacific Time. Online check-in will begin at 7:30 a.m. Pacific Time and you should allow ample time for the check-in procedures.

•	Location: The meeting will be held virtually via live audio-only webcast at www.virtualshareholdermeeting.com/RVNC2020.

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Admission: To attend the meeting, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

•	Record Date: March 16, 2020.

•	Proxy Mailing Date: March 26, 2020.

•	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.
Voting Matters
Stockholders are being asked to vote on the following matters:

Items of Business	Page	Our Board’s Recommendation
1. Election of Directors	6	FOR all nominees
2. Ratification of the selection of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for Fiscal Year 2020	20	FOR
3. Approval of, on an advisory basis, the compensation of our named executive officers	22	FOR
Stockholders will also transact any other business that may properly come before the meeting.
How to Vote
You are entitled to vote at our 2020 Annual Meeting of Stockholders if you were a stockholder of record at the close of business on March 16, 2020, the record date for the meeting. On the record date, there were 57,030,153 shares of our common stock outstanding and entitled to vote at the annual meeting. For more details on voting and the annual meeting logistics, refer to the “Questions and Answers” section of this proxy statement (pages 1 to 5).
All references to “Revance,” “we,” “us,” “our” and “Company” in these proxy materials refer to Revance Therapeutics, Inc.

QUESTIONS AND ANSWERS
ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
We sent you the proxy notice because our Board of Directors (the “Board”) is soliciting your proxy to vote at our 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. We have elected to provide access to the full proxy materials over the Internet and have provided our stockholders with instructions on how to access the proxy materials in the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received.
Rules adopted by the Securities and Exchange Commission (the “SEC”) allow us to provide access to our proxy materials over the Internet. All stockholders will have the ability to access the proxy materials on the website at www.proxyvote.com, or may request a printed set of the proxy materials. Instructions on how to access the proxy materials or to request a printed copy may be found in the Notice.
We intend to mail the Notice to all stockholders of record entitled to vote at the Annual Meeting on or about March 26, 2020.
How do I attend the Annual Meeting?
This year’s Annual Meeting will be held entirely online due to the public health concerns regarding the COVID-19 outbreak. You will not be able to attend the Annual Meeting in person. The meeting will be held virtually on May 14, 2020 at 8:00 a.m. Pacific Time via live audio-only webcast at www.virtualshareholdermeeting.com/RVNC2020. To attend the meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Online check-in will begin at 7:30 a.m. Pacific Time and you should allow ample time for the check-in procedures.
The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. Additional information may be found at www.revance.com. Information on how to vote by Internet before and during the Annual Meeting is discussed below.
How do I ask questions at the virtual Annual Meeting?
You may submit questions before the meeting by visiting www.proxyvote.com. During the Annual Meeting, you may only submit questions in the question box provided at www.virtualshareholdermeeting.com/RVNC2020. We will respond to as many inquiries at the Annual Meeting as time allows.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual Annual Meeting audio-only webcast during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.
What if I cannot virtually attend the Annual Meeting?
You may vote your shares electronically before the meeting by Internet, by proxy or by telephone as described below. You do not need to access the Annual Meeting audio-only webcast to vote if you submitted your vote via proxy, by Internet or by telephone in advance of the Annual Meeting.

Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 16, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 57,030,153 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on March 16, 2020 your shares were registered directly in your name with our transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote by Internet before or during the Annual meeting, by telephone or by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card or vote by Internet or by telephone before the meeting to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 16, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares by Internet during the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote:

•	Election of directors;

•	Ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year 2020; and

•	Approval of, on an advisory basis, the compensation of our named executive officers;
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons designated in the accompanying proxy intend to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” or “Withhold” for each of the nominees to the Board of Directors.
For the proposal to ratify the selection of PricewaterhouseCoopers LLP and to approve, on an advisory basis, the compensation of our named executive officers, you may vote “For,” “Against” or “Abstain.”
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by Internet before or during the Annual Meeting, by telephone or by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

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To vote using the proxy card, simply complete, sign, date and return the proxy card pursuant to the instructions on the card. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct us to.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 13, 2020 to be counted.

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To vote through the Internet before the meeting, go to www.proxyvote.com and follow the on-screen instructions. Your Internet vote must be received by 11:59 p.m., Eastern Time on May 13, 2020 to be counted.

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To vote through the Internet during the meeting, please visit www.virtualshareholdermeeting.com/RVNC2020 and have available the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker or other agent, you should have received a Notice containing voting instructions from that organization rather than from Revance. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote through the Internet during the Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or other agent to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 16, 2020.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, or through the Internet before or during the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Other Agent
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the New York Stock Exchange (NYSE), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Under the rules and interpretations of NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Therefore, without your instructions, your broker or other agent may not vote your shares on Proposal 1 (election of directors) or Proposal 3 (advisory vote on executive compensation), but may vote your shares on Proposal 2 (ratification of auditors).
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year 2020, and “For” the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 7555 Gateway Blvd, Newark, CA 94560.

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You may virtually attend the Annual Meeting and vote by Internet by visiting www.virtualshareholdermeeting.com/RVNC2020. To attend the meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Agent
If your shares are held by your broker or agent, you should follow the instructions provided by your broker or agent.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 26, 2020, to Secretary, Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so no earlier than the close of business on January 14, 2021, and no later than the close of business on February 13, 2021. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count:

•	votes “For,” “Withhold” and broker non-votes for the proposal to elect directors (Proposal 1);

•	votes “For,” “Against,” and “Abstain” and, if applicable, broker non-votes for the ratification of the auditors (Proposal 2) and for the advisory vote on executive compensation (Proposal 3);

For Proposal 1 (election of directors), withhold votes and broker non-votes have no effect and will not be counted towards the number of shares voted “For”. For Proposal 2 (ratification of auditors), abstentions (and broker non-votes, if any) will be counted towards the vote total and will have the same effect as “Against” votes. For Proposal 3 (advisory vote on executive compensation), abstentions will be counted towards the vote total and will have the same effect as “Against” votes, while broker non-votes will have no effect.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.”
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
Assuming that a quorum is present at the annual meeting, the following votes will be required for approval:

Proposal	Vote Required for Approval
Proposal 1
Directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote generally on the election of directors.

Proposal 2	Affirmative vote of the majority of shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote generally on the subject matter.
Proposal 3	Affirmative vote of the majority of shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote generally on the subject matter.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the meeting in person, by remote communication or represented by proxy. On the record date of March 16, 2020, there were 57,030,153 shares outstanding and entitled to vote. Thus, the holders of 28,515,077 shares must be present in person, by remote communication or represented by proxy at the meeting to have a quorum.
Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or other agent) or if you virtually attend the Annual Meeting and vote by Internet during the Annual Meeting by visiting www.virtualshareholdermeeting.com/RVNC2020. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person, by remote communication or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board is divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has eight members. There are two directors in the class whose term of office expires in 2020, and both of these directors are standing for re-election at the Annual Meeting. Each of the nominees listed below is currently a director of the Company and was nominated by our Nominating and Corporate Governance Committee. Of the two nominees listed below, Mr. Byrnes has previously been elected by the stockholders, while Ms. Beraud was elected by the Board of Directors in 2019. If elected at the Annual Meeting, each of these nominees agreed to serve until the 2023 annual meeting and until their successor has been duly elected and qualified, or, if sooner, until their death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. All of the directors who were members of our Board at the time of the 2019 Annual Meeting attended the 2019 Annual Meeting.
Directors are elected by a plurality of the votes of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote generally on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected.
The following is a brief biography of each nominee for director and each of our other current directors, including their respective ages as of December 31, 2019. Each biography includes information regarding the experience, qualifications, attributes or skills that caused our Board to determine that each applicable nominee or other current director should serve as a member of our Board.
NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING - CLASS III
Jill Beraud, age 59, has served as a director of our Company since June 2019. From August 2018 to present, Ms. Beraud has served as the Chief Executive Officer of Sh’nnong Beverage Company, a business creating a line of functional beverages. Ms. Beraud previously served as Chief Executive Officer of Seno Jewelry, L.L.C. (d/b/a Ippolita), a privately-held luxury jewelry company with distribution in high-end department stores, flagship and eCommerce, from October 2015 until September 2018. Prior to Ippolita, Ms. Beraud was Executive Vice President for Tiffany & Co., with responsibility for its Global Retail Operations and oversight of strategic store development and real estate from October 2014 until June 2015. Prior to Tiffany & Co., Ms. Beraud served as Chief Executive Officer of Living Proof, Inc., a privately-held company that uses advanced medical and materials technologies to create hair care and skin care products for women, from December 2011 to October 2014. Prior to Living Proof, Inc., Ms. Beraud served as President of Starbucks/Lipton Joint Ventures and Chief Marketing Officer of PepsiCo Americas Beverages from July 2009 to June 2011, and PepsiCo’s Global Chief Marketing Officer from December 2008 to July 2009. Before PepsiCo, Ms. Beraud spent 13 years at L. Brands, Inc. (formerly known as Limited Brands, Inc.) in various roles, including Chief Marketing Officer of Victoria’s Secret and Executive Vice President of Marketing for its broader portfolio of specialty brands, including Bath & Body Works, C.O. Bigelow, Express, Henri Bendel and Limited Stores. Ms. Beraud currently serves on the board of directors of Levi Strauss & Co. Ms. Beraud served on the board of directors of New York & Company, Inc. (now known as RTW Retailwinds, Inc.) from May 2011 to June 2015. Ms. Beraud was nominated for election to our Board due to her extensive marketing and consumer branding experience, as well as her extensive managerial and operational knowledge.

Robert Byrnes, age 75, has served as a director of our Company since August 2004. Mr. Byrnes has spent over forty years in the medical device and biotechnology industries. From October 1997 until October 2002, and from January 2005 to present, Mr. Byrnes has served as the President and Chief Executive Officer of Roan Advisors, Inc., an advisory services firm for healthcare organizations. From November 2002 to January 2005, he served as the President and Chief Executive Officer of Thermage, Inc., a medical device company focused on non-invasive tissue tightening. Mr. Byrnes has also served as Chairman and Chief Executive Officer of Tokos Medical Corporation, a healthcare services company, President of Caremark, Inc., a home healthcare service company, and Vice President of Marketing and Business Development for Genentech, Inc., a biotechnology company. Mr. Byrnes holds a B.S. in Pharmacy from Ferris State University and an M.B.A. in Marketing and Finance from Loyola University, Chicago. Mr. Byrnes was nominated for election to our Board due to his operating experience in the medical device and biotechnology industries, combined with his prior board positions.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING - CLASS I
Angus C. Russell, age 64, has served as a director and Chairman of the Board of our Company since March 2014. Mr. Russell was Chief Executive Officer of Shire plc (“Shire”), a biopharmaceutical company, from June 2008 until April 2013, and a member of its board of directors from 1999 until 2013. From December 1999 to June 2008, Mr. Russell served as Chief Financial Officer of Shire. Prior to joining Shire, Mr. Russell served at AstraZeneca plc, a pharmaceutical and biologics company, most recently as VP of Corporate Finance. Mr. Russell has served on the board of directors at Mallinckrodt plc, a pharmaceuticals company, since August 2014, Lineage Cell Therapeutics, Inc. (formerly known as BioTime, Inc.), a biotechnology company, since December 2014 and TherapeuticsMD, Inc., a pharmaceutical company, since March 2015. Our Board believes that Mr. Russell’s financial expertise, experience at multiple public pharmaceutical companies and his expertise in the development and commercialization of specialty pharmaceutical products make him qualified to serve on our Board.
Phyllis Gardner, M.D., age 69, has served as a director of our Company since December 2006. Dr. Gardner has spent over 35 years in academia, medicine and industry. She served at Essex Woodlands, a growth equity firm that focuses on the healthcare industry, from June 1999 to July 2014, in various capacities including as an adjunct Partner. Dr. Gardner has served on the board of directors of several public and private companies, including Corium International, Inc. from November 2007 to December 2018, CohBar, Inc. from February 2019 to present. Dr. Gardner has also served as an advisor to Change Health Care, Inc. from April 2019 to present. Additionally, Dr. Gardner has been a member of the Harvard Medical School Board of Fellows since April 2013 and is a scientific reviewer for the Cancer Prevention and Research Institute of Texas. She began her academic medical career at Stanford University, where she has held several positions including Senior Associate Dean for Education and Student Affairs and remains today as Professor of Medicine. From 1994 to 1998, she took a leave of absence from Stanford University to serve as Principal Scientist, Vice President of Research and Head of ALZA Technology Institute, a major drug delivery company. Dr. Gardner holds a B.S. from the University of Illinois and an M.D. from Harvard University. Our Board believes that Dr. Gardner’s medical, healthcare and private equity experience, operating experience and significant experience serving as a director of our company and other healthcare companies make her qualified to serve on our Board.
Julian S. Gangolli, age 62, has served as a director since July 2016. From May 2015 to April 2019, he served as President, North America of GW Pharmaceuticals Inc., and President of Greenwich Biosciences, Inc., the U.S. subsidiary of GW Pharmaceuticals Inc., spearheading the buildout of the company's U.S. commercial infrastructure in advance of the potential launch of its lead therapeutic candidate, Epidiolex® (cannabidiol or CBD), which is in late-stage development for a number of child-onset epilepsy syndromes. Mr. Gangolli also served as a member of the board of directors of GW Pharmaceuticals Inc. from July 2015 to March 2017. Prior to joining GW Pharmaceuticals Inc., Mr. Gangolli served as President of the North American Pharmaceutical division of Allergan Inc. for 11 years. Prior to that, he served as Senior Vice President, U.S. Eye Care at Allergan. Prior to Allergan, Mr. Gangolli served in sales and marketing positions at VIVUS, Inc., Syntex Pharmaceuticals, Inc., and Ortho-Cilag Pharmaceuticals Ltd in the United Kingdom. Mr. Gangolli currently serves as a member of the board of directors of Krystal Biotech, Inc. Our Board believes that Mr. Gangolli’s operating experience in the biopharmaceutical industry, experience at multiple public pharmaceutical companies and his expertise in the development and commercialization of specialty pharmaceutical products make him qualified to serve on our Board.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING - CLASS II
Mark J. Foley, age 54, has served as a director of our Company since September 2017, and as our President and Chief Executive Officer since October 2019. Mr. Foley has more than 25 years of operational and investment experience in the healthcare arena. Previously, Mr. Foley was Chairman, President and CEO of ZELTIQ Aesthetics, Inc., serving from 2012 through the company’s acquisition in 2017 by Allergan plc. Additionally, Mr. Foley served as a Managaing Director at RWI Ventures, a technology and life sciences venture capital fund, from 2004 through 2018. Prior to ZELTIQ, Mr. Foley held a variety of senior operating roles in large public companies and venture-backed startups, including U.S. Surgical Corporation, Guidant Corporation, Devices for Vascular Intervention (acquired by Eli Lilly & Co.), Perclose (acquired by Abbott Laboratories) and Ventrica (acquired by Medtronic PLC) where he was the founder and CEO. Mr. Foley currently serves on the Board of Directors for public companies Glaukos Corp. and SI-Bone, Inc., and is a co-chair of the Aesthetics Innovation Summit. Pursuant to Mr. Foley’s Executive Employment Agreement, which became effective in October 2019, Mr. Foley may not serve on the board of directors of more than one publicly traded company (in addition to Revance) without prior approval of our board of directors; provided that he may maintain his current two public company board affiliations (in addition to Revance) through December 31, 2020. Mr. Foley received a Bachelor of Arts degree from the University of Notre Dame. Our Board believes that Mr. Foley’s financial expertise, experience at multiple public pharmaceutical companies and his expertise with the development and commercialization in medical device and biotechnology industries make him qualified to serve on our Board.
Chris Nolet, age 63, has served as a director of our Company since July 2019. Mr. Nolet has more than 38 years of experience in various leadership roles in the audit services profession and in the life sciences industry. Mr. Nolet was an audit partner at Ernst & Young LLP (“EY”), a professional services firm, from November 2001 to June 2019. While at EY, he led the West EY Life Sciences Industry Group and served on both the Executive Committee and Audit Committee (Chair) of the California Life Sciences Industry Association. He was also a member of the Finance & Investment Committee and Emerging Companies Section of BIO (the Biotechnology Innovation Organization). Prior to EY, Mr. Nolet was a partner at PricewaterhouseCoopers LLP from 1991 to 2001. Mr. Nolet holds a B.S. in Accounting from San Diego State University and is a Certified Public Accountant (CPA) in California. Mr. Nolet currently serves on the board of directors of Viela Bio, Inc. Our Board believes that Mr. Nolet’s experience with multiple life sciences companies ranging from growing venture-capital backed startups to Fortune 100 companies, combined with his financial expertise as a California CPA, makes him qualified to serve on our Board.
Philip J. Vickers, Ph.D., age 59, has served as a director of our Company since February 2015. Dr. Vickers has over 25 years in the pharmaceutical industry experience. Since November 2017, he has been serving as the Chief Executive Officer and a member of the board of directors of Northern Biologics Inc. From 2011 until June 2017, Dr. Vickers served as Global Head of Research and Development and a member of the Executive Committee of Shire Plc (“Shire”), a biotechnology company focused on the development of therapies for the treatment of rare and specialty conditions. Under Dr. Vickers’ leadership, Shire’s pipeline had approximately 40 programs in clinical development in the areas of Genetic Disease, GI disease, Hematology, Immunology, Neuroscience, Ophthalmology and Oncology. Prior to Shire, Dr. Vickers held positions of increasing responsibility in Research and Development at Merck & Co., Inc., Pfizer Inc., Boehringer-Ingelheim and Resolvyx Pharmaceuticals, Inc. Dr. Vickers currently serves on the board of directors of AVROBIO, Inc. Dr. Vickers obtained his Ph.D. in Biochemistry from the University of Toronto, which was followed by postdoctoral research in mechanisms of multidrug resistance in breast cancer at the National Cancer Institute in Bethesda, Maryland. Our Board believes that Dr. Vickers' experience at multiple pharmaceutical companies and his expertise in the development and commercialization of pharmaceutical products make him qualified to serve on our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE
INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of our directors except for Mr. Foley, our President and CEO, representing seven of our eight directors, are “independent directors” within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
BOARD LEADERSHIP STRUCTURE
Our Board has an independent chair (the “Board Chair”), Mr. Russell, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and CEO reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In addition, our Audit Committee has the responsibility to consider the adequacy and effectiveness of our information security policies and practices and the internal controls regarding information security, including those concerning data privacy, cybersecurity and backup of information systems. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
MEETINGS OF THE BOARD OF DIRECTORS
The Board met six times during 2019. All directors except for Mr. Browne attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively. Mr. Browne attended 60% of the number of meetings of the Board held during the portion of the last fiscal year for which he was a director.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Science and Technology Committee, and a Brand Strategy Committee. The following table provides membership information for each of the Board committees as of December 31, 2019:

Name		Audit	Compensation	Nominating and Corporate Governance	Science and Technology	Brand Strategy (3)
Jill Beraud	(1)					X*
Robert Byrnes		X	X*	X
Julian S. Gangolli		X				X
Phyllis Gardner, M.D.			X		X
Chris Nolet	(2)	X*
Angus C. Russell			X	X*
Philip J. Vickers, Ph.D.					X*
* Committee Chairperson

(1)	Ms. Beraud joined the Board effective as of June 4, 2019

(2)	Mr. Nolet joined the Board effective as of July 16, 2019, at which time he also joined the Audit Committee. Mr. Nolet was appointed Chairperson of the Audit Committee on October 10, 2019.

(3)	The Brand Strategy Committee was formed on October 10, 2019.
Below is a description of each standing committee of the Board.
AUDIT COMMITTEE
The Audit Committee of the Board of Directors was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of its financial statements. The principal duties and responsibilities of our Audit Committee include:

•
appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our Consolidated Financial Statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly Condensed Consolidated Financial Statements; and

•
conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

The Audit Committee is currently composed of three directors: Mr. Nolet, Mr. Byrnes and Mr. Gangolli, with Mr. Nolet serving as chair of the committee. From January 1, 2019 to July 16, 2019, the Audit Committee was composed of Mr. Foley, Mr. Byrnes and Mr. Gangolli, with Mr. Foley serving as chair of the committee. On July 16, 2019, Mr. Nolet joined the Audit Committee. On October 10, 2019, Mr. Foley resigned as a member and chair of the Audit Committee in connection with his appointment as the Company’s President and Chief Executive Officer. In connection with Mr. Foley’s resignation from the Audit Committee, Mr. Nolet was appointed as chair of the Audit Committee on October 10, 2019. The Audit Committee met four times during 2019. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.revance.com.

Our Board has determined that all current members of our Audit Committee satisfy the independence requirements under Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Each member of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that each of Messrs. Byrnes and Nolet is an “audit committee financial expert” within the meaning of the SEC regulations. Our Board has determined that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with, the applicable requirements of the Nasdaq listing rules and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and comply with future requirements to the extent that they become applicable to our Audit Committee.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020.
The foregoing report has been furnished by the Audit Committee.
Mr. Chris Nolet
Mr. Robert Byrnes
Mr. Julian S. Gangolli
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
COMPENSATION COMMITTEE
The Compensation Committee is composed of three directors: Mr. Byrnes, Dr. Gardner and Mr. Russell, with Mr. Byrnes serving as chair of the committee. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met six times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.revance.com.
The Compensation Committee of the Board acts on behalf of the Board to review, recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:

•
establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our CEO and other executive officers; and

•	administration of our equity compensation plans, deferred compensation plans and other similar plans and programs.

Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The CEO may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of us. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of CEO, senior executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any advisor be independent.
The Compensation Committee has retained Radford, an Aon plc company, (“Radford”) as independent compensation consultant. The Compensation Committee requested that Radford:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
In addition, as part of its engagement, our Compensation Committee requested that Radford develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Although our Board and Compensation Committee consider the advice and recommendations of Radford as to our executive compensation program, the Board and Compensation Committee ultimately make their own decisions about these matters.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As noted above, during the year ended December 31, 2019, Mr. Byrnes, Dr. Gardner and Mr. Russell served on the Compensation Committee, with Mr. Byrnes serving as its chair. None of Mr. Byrnes, Dr. Gardner or Mr. Russell is currently or has been at any time one of our employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee is composed of two directors: Mr. Russell and Mr. Byrnes, with Mr. Russell serving as the chair of the committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met three times during the fiscal year.
Our Nominating and Corporate Governance Committee makes recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. The Nominating and Corporate Governance Committee has the following responsibilities, among other things, as set forth in the Nominating and Corporate Governance Committee’s charter:

•	reviewing periodically and evaluating director performance on our Board and its applicable committees, and recommending to our Board and management areas for improvement;

•	interviewing, evaluating, nominating and recommending individuals for membership on our Board;

•	overseeing and reviewing our processes and procedures to provide information to our Board and its committees;

•	reviewing and recommending to our Board any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and us, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that’s would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also will take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Revance Therapeutics, Inc., 7555 Gateway Blvd, Newark, CA 94560, not later than November 26, 2020, to be considered for inclusion in next year’s proxy materials, and not later than February 13, 2021, nor earlier than January 14, 2021, to be considered timely for purposes of the advance notice provisions set forth in the Company’s bylaws. Submissions must include the name, age, business address and residence address of such nominee, the principal occupation or employment of such nominee, the class and number of shares of each class of our capital stock which are owned of record and beneficially by such nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition and a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or reelection at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
The Nominating and Corporate Governance Committee also has other responsibilities set forth in the written Nominating and Corporate Governance Committee charter adopted by the Board, which is available on our website at www.revance.com.
SCIENCE AND TECHNOLOGY COMMITTEE
The Science and Technology Committee is composed of two directors: Dr. Vickers and Dr. Gardner, with Dr. Vickers serving as chair of the committee. The principal duties and responsibilities of our Science and Technology Committee include:

•
reviewing and advising the Board on the overall strategy, direction and effectiveness of our research and development programs and related investments, and on our progress in achieving its long-term strategic research and development goals and objectives;

•
identifying and providing the Board with the committee’s views on emerging science and technology issues and trends which are relevant to us and in alignment with our strategy and on areas that are important to the success of our research and development activities;

•	reviewing and making recommendations to the Board and management with respect to our clinical pipeline;

•	assessing and advising the Board, from time to time, on the committee’s view of the overall quality and expertise of medical and scientific talent in our research and development organization;

•
assessing and advising the Board, from time to time, on the committee’s view of the quality and competitiveness of our research and development programs and technology initiatives from a scientific perspective, including associated risk profile;

•
for any major external investments in research and development that require approval of the Board, assessing those opportunities and advising the Board of the Committee’s view on the scientific, technical, and/or medical merit of the opportunity; and

•	reviewing and assessing the committee’s own performance and the adequacy of its charter.
The Science and Technology Committee also has other responsibilities set forth in the written Science and Technology Committee charter adopted by the Board, which is available on our website at www.revance.com.

BRAND STRATEGY COMMITTEE
The Brand Strategy Committee was formed on October 10, 2019, and is composed of two directors: Ms. Beraud and Mr. Gangolli, with Ms. Beraud serving as chair of the committee. The principal duties and responsibilities of our Brand Strategy Committee include:

•	reviewing and advising the Board on overall strategy, direction and effectiveness of our brand and marketing plans and strategies, and its role in achieving our long-term goals and objectives;

•
identifying and providing the Board with the committee’s views on marketing and branding developments and trends that are relevant to the Company and in alignment with the Company’s strategy and success of the Company’s product commercialization and sales;

•	assessing and advising the Board, from time to time, on the committee’s view of the quality, expertise recruitment and retention of sales and marketing personnel in our commercial organization;

•
advising the Board with respect to collaborations with physicians and influencers, and participation in other programs to enhance the Company’s value proposition and visibility of its products in the marketplace;

•	reviewing and assessing the committee’s own performance and the adequacy of its charter.
The Brand Strategy Committee also has other responsibilities set forth in the written Brand Strategy Committee charter adopted by the Board, which is available on our website at www.revance.com.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Company’s stockholders may communicate with the Board or any of its directors, through the “Contact Revance” page on our website at www.revance.com.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted the Revance Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. The Code of Business Conduct and Ethics is available on our website at www.revance.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, we will disclose the nature of the amendment on our website, by filing a current report on Form 8-K with the SEC within four business days of such amendment, or in a manner otherwise permitted by applicable law.
CORPORATE GOVERNANCE GUIDELINES
In April 2013, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, CEO performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.revance.com.

HEDGING POLICY
As part of our Insider Trading and Trading Window Policy, we require that all of our employees and directors limit their transactions in our stock to defined time periods, subject to certain exceptions. We also require that directors and certain designated employees notify, and receive approval from, our Controller, Chief Financial Officer or Chief Executive Officer prior to engaging in transactions in our stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading. These restrictions apply to any entities or family members whose trading activities are controlled or influenced by any director or employee.
Further, Our Insider Trading and Trading Window Policy prohibits our employees and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our stock at any time.
NON-EMPLOYEE DIRECTOR COMPENSATION
2019 Non-Employee Director Compensation Policy
Our non-employee director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.
Under our non-employee director compensation policy, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of the Board and of each committee receives an additional retainer for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board.
Our non-employee director compensation policy provides for an initial grant of options to purchase shares of our common stock and shares of restricted stock to new directors upon their joining the Board. In addition, at the date of each Annual Meeting of Stockholders, each then-serving non-employee director receives a grant of options to purchase shares of our common stock and shares of restricted stock. The exercise price of these options will equal the fair market value of our common stock on the date of grant, and these options will vest on the one year anniversary of the grant date, subject to the director’s continued service as a director. The shares of restricted stock granted pursuant to the non-employee director compensation policy will vest on the one year anniversary of the grant date, subject to the director’s continued service as a director.
Our Board reviews our non-employee director compensation policy at least annually and considers market data provided by Radford as a reference point when making adjustments to our annual compensation levels for our non-employee directors. The Board amended our non-employee director compensation policy in February 2019, October 2019 and December 2019, as described below:

•
Upon recommendation and review performed by Radford of non-employee director compensation in comparison to our industry peer group based on our market capitalization, revenue, stage of development and size of company, our non-employee director compensation policy was amended by the Board in February 2019, effective as of January 1, 2019, to provide for an increase in the cash retainer payable for service on the Board and for service on each committee on which the director is a member in order to further align the terms of our policy with the policies of our peers.

•
Our non-employee director compensation policy was amended by the Board in October 2019 in connection with the formation of the Brand Strategy Committee to specify the cash retainer payable to the members and chairman of the Brand Strategy Committee.

•
Upon recommendation and review performed by Radford of non-employee director compensation in comparison to our industry peer group based on our market capitalization, revenue, stage of development and size of company, our non-employee director compensation policy was amended by the Board in December 2019, effective as of January 1, 2020, to provide for (i) an increase in the cash retainer payable for service on the Board, for service on certain committees of the Board and for service as chairman of certain committees of the Board and (ii) an increase in the number of options to purchase shares of our common stock and shares of restricted stock granted to each then-serving non-employee director at the date of each Annual Meeting of Stockholders, in each case in order to further align the terms of our policy with the policies of our peers.

Cash Compensation
The following table describes the annual cash compensation applicable to each role performed by non-employee directors as outlined in our non-employee director compensation policy in effect for the fiscal year ended December 31, 2019, as amended during the year, and the changes to annual cash compensation applicable to each role effective January 1, 2020.

	2019		2020
	Member Annual Service Retainer*	Chairman Additional Annual Service Retainer*	Member Annual Service Retainer	Chairman Additional Annual Service Retainer
Board of Directors	$40,000	$35,000	$42,000	$36,000
Audit Committee	$10,000	$10,000	$10,000	$10,000
Compensation Committee	$6,000	$6,500	$7,500	$7,500
Nominating and Corporate Governance Committee	$4,500	$3,500	$5,000	$5,000
Science and Technology Committee	$6,000	$6,500	$6,000	$6,500
Brand Strategy Committee	$6,000	$6,500	$6,000	$6,500
*In connection with the establishment of the Brand Strategy Committee on October 10, 2019, the Non-Employee Director Compensation Policy was amended to provide for (i) an annual service retainer of $6,000 for directors serving on the Brand Strategy Committee and (ii) an additional annual service retainer of $6,500 for the chairman of the Brand Strategy Committee.
Equity Compensation
The following table describes the equity component of non-employee director compensation as outlined in our non-employee director compensation policy in effect for the fiscal year ended December 31, 2019, as amended during the year, and the changes to non-employee director equity compensation effective January 1, 2020.

	2019	2020
Initial stock option grant for new Board members	18,000	20,000
Initial grant of shares of restricted stock for new Board members	9,000	10,000
Annual stock option grant for then-serving non-employee directors at each Annual Meeting of Stockholders	9,000	12,000
Annual grant of shares of restricted stock for then-serving non-employee directors at each Annual Meeting of Stockholders	4,500	6,000
Expense Reimbursement
Directors have been and will continue to be reimbursed for expenses directly related to their activities as directors, including attendance at board and committee meetings. Directors are also entitled to the protection provided by their indemnification agreements and the indemnification provisions in our certificate of incorporation and bylaws.

2019 Director Compensation Table
The compensation provided to our non-employee directors in 2019 is enumerated in the table below. Mark J. Foley, who is also our President and CEO, received (i) cash compensation of $46,848, (ii) option awards having an aggregate grant date fair value of $63,257 and (iii) restricted stock awards (“RSAs” and each an “RSA”) having an aggregate grant date market value of $57,690 for his services as a director up to October 13, 2019, and he did not receive any compensation for his services as a director after October 13, 2019. Mr. Foley’s director compensation is not included in the 2019 Director Compensation Table below, but is instead included in the “Summary Compensation Table”.

The following table sets forth the compensation of our non-employee directors for the year ended December 31, 2019:

Name	Fees Earned ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Total ($)
Jill Beraud	$25,786	$101,160	$109,804	(2)	$236,750
Robert Byrnes	$67,000	$57,690	$63,257	(3)	$187,947
Julian S. Gangolli	$51,353	$57,690	$63,257	(4)	$172,300
Phyllis Gardner, M.D.	$52,000	$57,690	$63,257	(5)	$172,947
Chris Nolet	$25,217	$110,880	$119,786	(6)	$255,883
Angus C. Russell	$89,000	$57,690	$63,257	(7)	$209,947
Philip J. Vickers, Ph.D.	$52,500	$57,690	$63,257	(8)	$173,447

(1)
The dollar amounts in this column represent the grant date fair value of the stock options and restricted stock awards. These amounts have been calculated in accordance with ASC 718 and, with respect to stock options, using the Black-Scholes option-pricing model. For a discussion of valuation assumptions, see Note 10 to our consolidated financial statements and the discussion under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates - Stock-Based Compensation” included in the Form 10-K filed on February 26, 2020. These amounts do not necessarily correspond to the actual value that may be recognized from the stock options and restricted stock awards by the applicable directors.

(2)	As of December 31, 2019, Ms. Beraud had options to purchase 18,000 shares our common stock and restricted stock awards of 9,000 shares.

(3)	As of December 31, 2019, Mr. Byrnes had options to purchase 68,333 shares of our common stock and restricted stock awards of 4,500 shares.

(4)	As of December 31, 2019, Mr. Gangolli had options to purchase 39,000 shares of our common stock and restricted stock awards of 4,500 shares.

(5)	As of December 31, 2019, Dr. Gardner had options to purchase 45,000 shares of our common stock and restricted stock awards of 4,500 shares.

(6)	As of December 31, 2019, Mr. Nolet had options to purchase 18,000 shares our common stock and restricted stock awards of 9,000 shares.

(7)	As of December 31, 2019, Mr. Russell had options to purchase 55,000 shares of our common stock and restricted stock awards of 4,500 shares.

(8)	As of December 31, 2019, Dr. Vickers had options to purchase 55,000 shares of our common stock and restricted stock awards of 4,500 shares.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm. However, the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the appointment of PwC.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table presents the aggregate fees billed to the Company by PwC for the years ended December 31, 2019 and 2018.

	Year Ended December 31,
	2019	2018
Audit Fees (1)	$1,296,600	$1,574,000
Audit Related Fees (2)	300,000	340,000
Tax Fees (3)	—	50,000
All Other Fees (4)	5,000	5,000
Total	$1,601,600	$1,969,000

(1)
Audit Fees consist of professional services rendered in connection with the audit of our Consolidated Financial Statements and review of our quarterly Condensed Consolidated Financial Statements. In 2018, we were subjected to the audit requirement under section 404(b) of the Sarbanes-Oxley Act of 2002 for the first time.

(2)
Audit Related Fees consist of services associated with our registration statements, correspondence in connection with comment letters received from the SEC, and accounting consultations related to new accounting pronouncements.

(3)	Tax Fees consist of certain tax consulting services.

(4)	All Other Fees consist of other fees paid for certain accounting tools not related to audit, audit-related, and tax fees.
All fees described above were pre-approved by the Audit Committee.
AUDITOR INDEPENDENCE
In 2019, there were no other professional services provided by PwC that would have required the Audit Committee to consider their compatibility with maintaining the independence of PwC.

PRE-APPROVAL POLICIES AND PROCEDURES
Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (PCAOB) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•
Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•
Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.
The Audit Committee pre-approves particular services or categories of services on a case-by-case basis. The fees are budgeted, and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
At the 2019 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of our named executive officers appearing in the table entitled “Summary Compensation Table” later in this Proxy Statement (collectively, the “Named Executive Officers” or “NEOs” and each a “Named Executive Officer” or “NEO”), commonly referred to as a “say-on-pay vote,” every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to approve, on an advisory basis, the compensation of our NEOs. We are presenting this Proposal 3 as required by Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.
The compensation of our NEOs subject to the vote is disclosed in “Compensation Discussion and Analysis,” and the compensation tables and the related narrative disclosure contained in this Proxy Statement. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the success of biopharmaceutical companies is significantly influenced by their work forces. We believe it is critical to our business that we retain our core team of highly qualified employees, including our executive officers. Pharmaceutical and biopharmaceutical companies and strong local competitors have aggressively recruited our executives and other skilled employees, with the most critical positions at our company among those that are the most in demand. In light of these circumstances, we have designed our executive compensation program to help attract and retain highly qualified individuals with relevant experience in the biopharmaceutical industry to manage the varied aspects of our evolving business. The primary objective of our executive compensation program is to retain and motivate our core team of highly qualified employees, including our NEOs, and align their compensation with our critical business objectives and performance, as well as with the interests of our stockholders.
The Board encourages our stockholders to read the disclosures set forth in the “Compensation Discussion and Analysis” section of this Proxy Statement to review the correlation between compensation and performance, as well as compensation actions taken in 2019. The Board believes that our executive compensation program effectively aligns executive pay with our performance and results in the attraction and retention of highly talented executives.
Accordingly, the Board recommends that our stockholders vote FOR the following resolution:
“RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Required Vote and Board of Directors Recommendation
Advisory approval of Proposal 3 requires the affirmative vote of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as votes against this proposal. Broker non-votes will have no effect and will not be counted towards the vote total.
Our Board believes that approval of Proposal 3 is in our best interests and the best interests of our stockholders for the reasons stated above. Because the vote is advisory, it is not binding on the Board or on us. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Compensation Committee and Board intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your vote will serve as an additional tool to guide the Compensation Committee and Board in continuing to improve the alignment of our executive compensation programs with business objectives and performance and with the interests of our stockholders.

Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled say-on-pay vote will be at the 2021 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 26, 2020.

Name	Age	Position(s)
Executive Officers
Mark J. Foley	54	President, Chief Executive Officer and Director
Tobin C. Schilke	45	Chief Financial Officer
Abhay Joshi, Ph.D.	57	Chief Operating Officer and President, R&D and Product Operations
Dustin Sjuts	40	Chief Commercial Officer, Aesthetics & Therapeutics
Dwight Moxie	44	Senior Vice President, General Counsel and Corporate Secretary
Caryn G. McDowell*	50	Former Senior Vice President, General Counsel and Corporate Secretary
*Ms. McDowell’s employment as the Company’s Senior Vice President, General Counsel and Corporate Secretary will terminate effective March 31, 2020.
Mark J. Foley - Mr. Foley’s biography is included under the section titled “Directors Continuing in Office Until the 2022 Annual Meeting — Class II.”
Tobin C. Schilke has served as our Chief Financial Officer since November 2018. Mr. Schilke served as Chief Financial Officer of Achaogen, Inc., a biopharmaceutical company, from July 2016 through October 2018. From 2002 to June 2016, Mr. Schilke served in roles of increasing responsibility at the Roche Group (including Genentech, Inc.), a pharmaceutical company, including serving as Finance Director and Company Director of Roche Products Limited in the United Kingdom from August 2014 to June 2016 and serving as Director of Genentech’s Commercial Finance BioOncology Business Unit from September 2012 to August 2014. Mr. Schilke holds a B.S. from Lafayette College, a M.S. from the University of California, Berkeley and an M.B.A. from Cornell University’s Johnson Graduate School of Management.
Abhay Joshi, Ph.D. has served our Chief Operating Officer since December 2015 and as our Chief Operating Officer and President, R&D and Product Operations, since January 2020. Dr. Joshi brings over twenty-five years of global experience as a pharmaceutical and biotechnology executive. From March of 2007 to December 2015, Dr. Joshi served as the President and Chief Executive Officer of Alvine Pharmaceuticals, Inc., a pharmaceutical company developing therapeutic products for the treatment of autoimmune and inflammatory diseases, where he was responsible for overseeing all aspects of the company’s business. Prior to Alvine Pharmaceuticals, he served as an Executive Vice President, Chief Technical Officer and member of the Executive Committee at CoTherix, Inc., which was acquired by Actelion Ltd in 2007. Prior to CoTherix, Dr. Joshi was the Vice President of Global Technical Operations, Specialty Pharmaceuticals at Allergan plc where he was responsible for the company’s global biologics manufacturing operations for BOTOX® and its Latin America and Asia Pacific pharmaceutical operations, and held a series of senior management positions. Dr. Joshi currently serves on the board of directors of Genyous Biomed International, Sira Pharmaceuticals, Inc., and Sinopia Biosciences Inc. Dr. Joshi received his BTech in Chemical Engineering from the Indian Institute of Technology, New Delhi, an MSE. and a Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, and an MBA from the University of California, Irvine.
Dustin Sjuts has served as our Chief Commercial Officer, Aesthetics & Therapeutics since December 1, 2019. Mr. Sjuts previously served as our Head of Commercial, Aesthetics and Therapeutics, from November 2018 to November 2019, and as our Vice President, Strategy and Sales from March 2018 to November 2018. Prior to joining Revance, Mr. Sjuts held leadership positions at Nestle Skin Health, including Business Unit Head, China, from January 2017 to April 2018 and Senior Director of Marketing from February 2015 to December 2016. Previously, Mr. Sjuts held positions of increasing responsibility across a range of markets and disciplines with Alphaeon Corporation and Allergan plc, where he was responsible for creating and executing product adoption and sales growth strategies. Mr. Sjuts holds a B.A.Sc. from Illinois State University.

Dwight Moxie has served as our Senior Vice President, General Counsel and Corporate Secretary since February 2020. From January 2017 to January 2020, Mr. Moxie served as the Chief Counsel World Wide R&D, Commercial Operations, European Operations at Ultragenyx Pharmaceutical Inc., a biotechnology company, where he oversaw commercial operations, litigation, research & development and regulatory matters. From September 2011 to December 2016, Mr. Moxie served as the Chief Counsel to Eye-Care Division at Allergan plc. Mr. Moxie received a J.D. from Howard University School of Law and a B.A. from the Florida State University.
Caryn G. McDowell served as our Senior Vice President, General Counsel and Corporate Secretary from May 2018 to March 2020. From April 2015 to May 2018, Ms. McDowell served as General Counsel, Chief Compliance Officer, and Secretary at Cytokinetics, Inc., a biopharmaceutical company focused on the discovery and development of muscle activators, where she was responsible for defining policies and practices for FDA/EMA product approval and commercialization, as well as managing strategic alliances and certain aspects of financing transactions. From January 2014 to October 2015, Ms. McDowell was Vice President, Deputy General Counsel, and Assistant Secretary at InterMune, Inc., which was acquired by Roche Group in 2015. Previously, Ms. McDowell served in legal roles of increasing responsibility at Onyx Pharmaceuticals, Inc., Genentech, Inc., and Millennium Pharmaceuticals, Inc. Ms. McDowell holds a J.D. from Boston University School of Law and a Bachelor of Arts with a double major in Political Science and Judaic Studies from the University of Michigan.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
Revance Therapeutics is a biotechnology company, developing new innovations in neuromodulators for aesthetic and therapeutic indications. Our lead product candidate, DaxibotulinumtoxinA for Injection (DAXI), combines a proprietary stabilizing peptide excipient with a highly purified botulinum toxin that does not contain human or animal-based components. We have successfully completed a Phase 3 program for DAXI in glabellar (frown) lines. In November 2019, we submitted the Biologics License Application (“BLA”) to the U.S. Food and Drug Administration (the “FDA”) for DAXI in the treatment of moderate to severe glabellar (frown) lines. The FDA accepted the BLA on February 5, 2020, and the Prescription Drug User Fee Act (“PDUFA”) target action date is November 25, 2020. If the BLA is approved on or by the target action date, we plan to initiate commercialization activities for DAXI for the treatment of glabellar lines before year end 2020. We are also evaluating DAXI in upper facial lines - glabellar lines, forehead lines and crow’s feet combined - as well as in three therapeutic indications - cervical dystonia, adult upper limb spasticity and plantar fasciitis, with plans to study migraine. Beyond DAXI, we have begun development of a biosimilar to BOTOX®, which would compete in the existing short-acting neuromodulator marketplace. In January 2020, we entered into an exclusive distribution Agreement (the “Teoxane Agreement”) with Teoxane SA (“Teoxane”), pursuant to which Teoxane granted Revance with the exclusive right to import, market, promote, sell and distribute Teoxane’s line of Resilient Hyaluronic Acid® dermal fillers. Revance is dedicated to making a difference by transforming patient experiences.
 We became a public company in February 2014. As of the close of calendar year 2018, we ceased to be an emerging growth company and, therefore, for the first time in last year’s proxy statement, we included additional detail regarding executive compensation that was previously not required, including a Compensation Discussion and Analysis. Consistent with the preference of our stockholders expressed in 2019 for annual say-on-pay advisory votes, we are holding an annual say-on-pay advisory vote in this Proxy Statement as Proposal 3.
This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program for the fiscal year ended December 31, 2019, for each person who served as our principal executive officer during 2019, our principal financial officer, and the next three most highly compensated executive officers serving as of the end of 2019 (the “Named Executive Officers” or “NEOs”). This discussion and analysis is intended to assist you to understand the information provided in the compensation tables below and to provide additional context regarding our overall compensation program. In addition, we explain how and why our Board and Compensation Committee determined our compensation policies and specific compensation decisions for our NEOs during and for fiscal year 2019 and, to the extent material, 2020.

Our NEOs for 2019 consisted of the following individuals:

•	Mark J. Foley, President and Chief Executive Officer(1);

•	L. Daniel Browne, former President and Chief Executive Officer(1);

•	Tobin C. Schilke, Chief Financial Officer;

•	Abhay Joshi, Ph.D., Chief Operating Officer;

•	Dustin Sjuts, Chief Commercial Officer, Aesthetics & Therapeutics(2); and

•	Caryn G. McDowell, Former Senior Vice President, General Counsel and Corporate Secretary(3).

(1)	In October 2019, Mr. Foley replaced Mr. Browne as our President and Chief Executive Officer.

(2)
Mr. Sjuts was appointed Chief Commercial Officer, Aesthetics and Therapeutics effective in December 2019. Prior to such appointment, during 2019 Mr. Sjuts served as our Head of Commercial, Aesthetics and Therapeutics.

(3)	In January 2020, Ms. McDowell resigned as our Senior Vice President, General Counsel and Corporate Secretary, with an effective date of March 31, 2020.
Executive Summary
CEO Transition
In October 2019, Mr. Browne stepped down from the position of President and Chief Executive Officer and as a member of our Board. In connection with his departure, Mr. Browne received benefits under the terms of our severance benefit plan. Mr. Browne did not receive any pro-rated performance bonus for 2019 or any equity acceleration; Mr. Browne forfeited his equity awards that had not vested as of the time of his departure and has an extended period of time to exercise stock options that had vested as of the time of his departure.
Mr. Foley was appointed to the position of President and Chief Executive Officer in October 2019. Mr. Foley has served as a member of our Board since September 2017 and brings more than 25 years of operational and investment experience in the healthcare arena. The Board views Mr. Foley as a seasoned aesthetic and medical device leader with a proven record of success and, after careful consideration, determined that Mr. Foley was the right person to lead our company into its next phase of commercialization and grow our business in the years ahead. In consultation with our independent compensation consultant, the Board developed a market competitive compensation package for Mr. Foley that they believed would appropriately motivate and incentivize Mr. Foley to take on the role of President and Chief Executive Officer, while also ensuring an appropriate and ongoing linkage between Mr. Foley’s compensation and our company performance. Accordingly, we structured Mr. Foley’s compensation to be heavily weighted in the form of long-term equity incentive compensation, more than half of which consisted of a performance stock award (“PSA”) that only vests upon achievement of a key milestone relating to our lead product candidate and two rigorous stock performance goals that require our stock price to increase more than 100% and 200% from the time of grant and remain above such level over a sustained period of time. Mr. Foley’s initial equity awards were “front-loaded” to provide him with an immediate meaningful equity opportunity in our company and direct tie to our business success and stockholder value. Because of the front-loaded equity awards, Mr. Foley did not receive the same annual equity award grants that our other NEOs received in early 2020, and did not receive any increases to his compensation for 2020. For his leadership in 2019, Mr. Foley received a discretionary bonus in the amount of $150,000, which is further discussed in “Executive Compensation Program” below.
References in this Compensation Discussion and Analysis to our Chief Executive Officer refer to Mr. Browne, prior to October 11, 2019, the date Mr. Browne ceased service as our Chief Executive Officer and Mr. Foley on and after October 13, 2019, the date Mr. Foley commenced service with us as our Chief Executive Officer.

Compensation Highlights
The important features of our executive compensation program include the following:

•
We tie pay to performance. The chart below reflects the key elements of 2019 compensation (fixed cash, consisting of base salary and sign-on bonus where applicable, annual performance bonus earned and equity incentives granted) for Mr. Foley in his capacity as our Chief Executive Officer and for our other NEOs other than Mr. Browne, as reported in the “Summary Compensation Table.” As reflected below, a substantial portion of our current NEOs’ 2019 compensation, on average, is ‘at-risk’, consisting of annual performance bonus earned and equity incentives granted. Nearly all of Mr. Foley’s 2019 compensation is ‘at-risk’ due to the front-loaded equity incentives we granted Mr. Foley in connection with his hiring as our Chief Executive Officer, 55% of which consist of his PSA, payout of which is directly contingent upon the Company’s achievement of rigorous performance milestones.

•
Our executive bonuses are dependent on meeting key corporate objectives. Our annual performance-based bonus opportunities for our NEOs are dependent upon our achievement of annual corporate objectives established each year. No bonuses are guaranteed. In 2019, we met nearly all of our annual corporate objectives and each of our NEOs, other than Mr. Browne, received performance bonuses in early 2020.

•
We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our named executive officer compensation package. We introduced PSAs in 2019 in connection with hiring Mr. Foley as our Chief Executive Officer, structuring approximately 55% of Mr. Foley’s initial equity awards in the form of PSAs, and we granted PSAs to each of our other continuing Named Executive Officers in early 2020. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to meet key company metrics and remain in our long-term employ.

•
Change in control payments are limited to double-trigger payments which require termination other than for cause or resignation for good reason in connection with a change of control to trigger payments.

•	We do not maintain agreements or commitments to provide our executive officers with any change in control excise tax gross ups.

•
Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions, who advises the Compensation Committee on market practices so that our Compensation Committee can regularly assess the Company’s individual and total compensation programs against those of peer companies, the general marketplace and other industry data points.

•	We prohibit any and all hedging and pledging of Company stock.
Consideration of Say-on-Pay Vote
In 2019, we sought our first advisory vote from our stockholders regarding our executive officer compensation program and received a 92% favorable vote supporting the program. Our Compensation Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation provided to our NEOs and other executive officers. Given the level of stockholder support, our Compensation Committee concluded that our executive officer compensation program continues to align executive officer pay with stockholder interests, and provides competitive pay that encourages retention, and effectively incentivizes performance of talented NEOs and other executive officers. Accordingly, our Compensation Committee determined not to make any significant changes to our programs as a result of the vote. Our Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for the NEOs and other executive officers.
Objectives, Philosophy and Elements of Compensation
The overall objectives of our executive compensation policies and programs are to:

•	attract, retain and motivate superior executive talent;

•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention;

•	align our executives’ interests with those of our stockholders;

•	link pay to company performance; and

•
offer pay opportunities that are competitive with the biopharmaceutical market in which we compete in order to recruit and retain top talent, while maintaining reasonable cost and dilution to our stockholders.

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses, and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives, and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Generally reviewed annually and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives and individual contributions.
Target bonus amounts, calculated as a percentage of base salary, are generally reviewed annually and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon achievement of specific corporate performance goals established at the beginning of the year and, except with respect to our CEO, individual performance objectives that relate to the NEOs’ role and expected contribution toward reaching our corporate goals. Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives and, where applicable, individual performance objectives.

Long-Term Incentive (at-risk equity)
Motivates and rewards for long-term Company performance; fosters ownership culture, aligns executives’ interests with stockholder interests and long-term stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed and determined annually or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as an incentive for significant achievement. Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant. Equity grants have historically been provided primarily in the form of stock options and RSAs that typically vest over a four-year-period and a three-year-period, respectively.

To further align our NEOs’ interests with those of our stockholders, we introduced PSAs in 2019 in connection with hiring Mr. Foley as our Chief Executive Officer, and we granted PSAs to each of our other NEOs in early 2020.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our NEOs, as well as the compensation paid to NEOs at similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short-term and long-term incentives for the achievement of measurable corporate objectives. We believe this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.
We do not have any formal policies for allocating compensation among salary, performance bonus awards, equity grants, short-term and long-term compensation, or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each NEO that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, the Compensation Committee aims to structure a significant portion of the NEOs’ total target compensation to be comprised of performance-based bonus opportunities and long-term equity awards, in order to align the NEOs’ incentives with the interests of our stockholders and our corporate objectives.
In making executive compensation decisions, the Compensation Committee generally considers each NEO’s total target direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target cash compensation, and long-term equity awards (valued based on an approximation of grant date fair value).

How We Determine Executive Compensation
 Role of the Compensation Committee and Executive Officers in Setting Executive Compensation
The Compensation Committee reviews and oversees our executive compensation policies, plans and programs and reviews and determines the compensation to be paid to all of our executive officers, including the NEOs. Our Compensation Committee consists solely of independent members of the Board. In making its executive compensation determinations, the Compensation Committee considers recommendations from the Chief Executive Officer for executive officers other than himself and, with respect to the evaluation of the Chief Executive Officer’s performance, the Compensation Committee considers recommendations from the Chairman of the Board and, if it determines appropriate, may also seek recommendations or approval of executive compensation decisions from the independent members of the Board. In making his recommendations for executive officers other than himself, the Chief Executive Officer receives input from our human resources department and has access to various third-party compensation surveys and compensation data provided by the independent compensation consultant to the Compensation Committee, as described below. While the Chief Executive Officer discusses his recommendations for the other executive officers with the Compensation Committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. In addition to our Chief Executive Officer, our Chief Financial Officer and Senior Vice President, General Counsel and Corporate Secretary may also attend Compensation Committee meetings from time to time and may take part in discussions of executive compensation. The Compensation Committee discusses and makes its determinations with respect to executive compensation matters without any NEOs or other executive officers present (other than the Chief Executive Officer as described above). From time to time, various other members of management and other employees as well as outside advisers or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.
The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus, and equity awards) for our executive officers on an annual basis. These annual decisions typically occur in the first or second quarter of the year, however, decisions may occur during the year for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. In connection with the departure of Mr. Browne and the hiring of Mr. Foley in October 2019, the independent members of the Board and the members of the Compensation Committee approved the compensation arrangements for Mr. Browne and Mr. Foley. The Compensation Committee does not delegate its authority to approve executive officer compensation. The Compensation Committee does not currently maintain a formal policy for the timing of equity awards to our executive officers and has granted awards over the past several years at times when the Compensation Committee determines appropriate.
Role of our Independent Compensation Consultant
The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For purposes of evaluating 2019 compensation for each of our executive officers and making 2019 compensation decisions, we retained Radford, an Aon plc Company (“Radford”), an independent compensation consultant, to assist the Compensation Committee in reviewing our compensation programs and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.
Radford assisted the Compensation Committee in developing a group of peer companies to use as a reference in making 2019 compensation decisions, evaluating current pay practices and considering different compensation programs and best practices. As described further below, Radford also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term incentive grants against market practices. Radford reported directly to the Compensation Committee, which maintained the authority to direct their work and engagement, and advised the Compensation Committee from time to time. Radford interacted with management to gain access to Company information that is required to perform services and to understand the culture and policies of our organization. The Compensation Committee and Radford met in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding the Chief Executive Officer’s compensation.

Our Compensation Committee analyzed whether the work of Radford as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the fact that Radford and its affiliates do not provide any services directly to Revance; (ii) the amount of fees paid to Radford and its affiliates by Revance as a percentage of Radford and its affiliates’ total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by Radford with any executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any Revance stock owned by Radford or the individual compensation advisors employed by Radford. Based on its analysis of these factors, our Compensation Committee determined that the work of Radford and the individual compensation advisors employed by Radford does not create any conflict of interest.
Use of Competitive Market Compensation Data
We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee reviews market data for each executive officer’s position, compiled by Radford, as described below, including information relating to the compensation for executive officers in the development stage biotechnology industry.
In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2019, Radford recommended and the Compensation Committee selected companies that would be appropriate peers based on geography, industry focus, employee size, stage of development, and market capitalization. Specifically, companies were selected in October 2018 with the following parameters:

•
Geography: We focused on biotechnology companies based in the United States with emphasis on companies that have recently became public. We focused on companies located in the San Francisco Bay Area or other biotechnology hub markets that reflect our talent market.

•	Industry Focus: We focused on biotechnology companies with dermatology/aesthetics focus.

•	Employee size: We focused on companies with a headcount up to 300 full-time employees

•	Stage of development: We focused on late stage pre-commercial companies, but also considered companies who are at the stage of filing a new drug application (“NDA”) or a BLA with the FDA.

•
Market Capitalization: Based on our approximated market capitalization of approximately $1.0 billion at the time of the evaluation, we focused on companies with market capitalization between approximately $500 million and $3.5 billion, which represents roughly 1/3 to 3 times of our market capitalization.

Based on these criteria, in October 2018 Radford recommended, and our Compensation Committee approved, the following companies as our peer group for 2019:

Acceleron Pharma	Enanta Pharmaceuticals
Aclaris Therapeutics	Epizyme
Adamas Pharmaceuticals	Flexion Therapeutics
Aduro BioTech	Global Blood Therapeutics
Aimmune Therapeutics	Insmed
Akebia Therapeutics	Lexicon Pharmaceuticals
Alder BioPharmaceuticals	MyoKardia
Atara Biotherapeutics	Portola Pharmaceuticals
Cara Therapeutics	Sangamo Therapeutics
Clovis Oncology	Xencor
Dermira	Zogenix
Dynavax Technologies
In November 2018, Radford completed an assessment of executive compensation data based on our peer group to inform the Compensation Committee’s determination of executive compensation for 2019. The market data used for this assessment was compiled from (i) the 2019 selected peer group companies’ publicly disclosed information or public peer data and (ii) data from the Radford Global Life Sciences Survey with respect to the 2019 selected peer group companies listed above or the peer survey data. The components of the market data were based on the availability of sufficient comparative data for an executive officer’s position. The peer survey data and the public peer data are collectively referred to as market data, and was reviewed by the Compensation Committee, with the assistance of Radford, and used as a reference point, in addition to other factors, in setting our NEOs’ compensation.
Radford prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (value based on an approximation of grant date fair value), total target cash compensation (including both base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation).
The Compensation Committee’s general aim is for compensation to remain competitive with the market, falling above or below the median of the market data as appropriate based on corporate and individual executive performance, and other factors deemed to be appropriate by the Compensation Committee. The Compensation Committee does not maintain a specific market positioning or “benchmark” that we consistently aim for in setting compensation levels; instead, our Compensation Committee determines each element of compensation, and total target cash and direct compensation, for each NEO based on various facts and circumstances appropriate for our Company in any given year.
Competitive market positioning is only one of several factors, as described below under “Factors Used in Determining Executive Compensation,” that our Compensation Committee considers in making compensation decisions, and therefore individual named executive officer compensation may fall at varying levels as compared to the market data.

Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels they determine to be competitive and appropriate for each NEO, using their professional experience and judgment. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year and by individual circumstance. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:

•	corporate performance, business needs and business impact;

•	each NEO’s individual performance, experience, job function, change in position or responsibilities, and expected future contributions to our company;

•	internal pay equity among NEOs and positions;

•	the need to attract new talent to our executive team and retain existing talent in a highly competitive industry and geographic region;

•	a range of market data reference points (generally the 25th, 50th, and 75th percentiles of the market data), as described above under “Use of Competitive Market Compensation Data”;

•	the total compensation cost and stockholder dilution from executive compensation actions;

•	trends and compensation paid to similarly situated officers within our market;

•	recommendations of the outside compensation consultant;

•	a review of a NEO’s total targeted and historical compensation and equity ownership; and

•	our CEO’s recommendations (with respect to executive officers other than himself), based on his direct knowledge of the performance by each NEO.
Executive Compensation Program
 Annual Base Salary
 In reviewing and adjusting base salaries for 2019, the Compensation Committee considered current market data as well as each NEO’s total cash compensation (consisting of base salary and target bonus opportunity) and individual performance. The Compensation Committee approved increases to each of the then-employed NEOs’ 2018 base salaries generally equivalent to 3.5%, which the Compensation Committee felt represented the appropriate increase for general merit and market updates, based on market data provided by Radford. Mr. Schilke and Ms. McDowell joined the Company in November 2018 and May 2018 and accordingly, each of Mr. Schilke’s and Ms. McDowell’s base salary increase was prorated from the general 3.5% increase. Mr. Sjuts received a greater increase in salary (7.1%) as a result of his promotion from Interim Head of Commercial, Aesthetics & Therapeutics to Head of Commercial, Aesthetics & Therapeutics, effective January 2019.
Mr. Foley’s base salary was approved in connection with his commencement of employment with us in October 2019. The Compensation Committee and independent members of the Board set Mr. Foley’s base salary at the amount they considered, based on their subjective assessment, was appropriate, taking into consideration the factors described above, including market data provided by Radford, Mr. Foley’s skills and experience and the criticality of Mr. Foley’s leadership to our company.

The NEOs’ 2019 base salaries and increases from each of their 2018 base salaries, if applicable, are reflected in the table below. The 2019 base salaries were effective January 1, 2019, with the exception of (i) Mr. Foley, whose base salary reflected below was effective upon his commencement of employment with us on October 13, 2019, and (ii) Mr. Sjuts, whose 2019 base salary was adjusted in connection with his promotion as described below.

Name	2018 Base Salary	2019 Base Salary		Increase from 2018 Base Salary
Executive Officers
Mark J. Foley	N/A	$650,000		N/A
L. Daniel Browne	$565,000	$584,775		3.5%
Tobin C. Schilke	$405,000	$407,126		0.5%
Abhay Joshi, Ph.D.	$469,062	$485,479		3.5%
Dustin Sjuts	$350,000	$375,000	(1)	7.1%
Caryn G. McDowell	$400,000	$409,380		2.4%

(1)
Mr. Sjuts’ base salary was subsequently increased to $415,000 in connection with his promotion to Chief Commercial Officer, Aesthetics & Therapeutics, effective December 1, 2019. The Compensation Committee determined this increase, which brought Mr. Sjuts’ base salary closer to the 50th percentile of market data, was the appropriate amount to compensate Mr. Sjuts for his increased duties as a result of his promotion, after a review of market data from Radford for his promoted role.

Annual Performance-Based Bonuses
Our 2019 Management Bonus Plan was developed by our Compensation Committee in early 2019. Under the 2019 Management Bonus Plan, each NEO was eligible to be considered for a performance bonus based on (1) the individual’s target bonus, as a percentage of base salary, (2) the percentage attainment of our 2019 corporate goals established by the Compensation Committee, and, with respect to our NEOs other than our Chief Executive Officer, (3) the percentage attainment of the 2019 individual goals established by the Compensation Committee, based on recommendations from our Chief Executive Officer, for each such named executive officer.
The Compensation Committee determined that each executive officer other than Mr. Browne’s and Mr. Foley’s performance bonus opportunity under the 2019 Management Bonus Plan should be based in part on their own individual performance and contribution towards achievement of the corporate goals; accordingly, for each of the Named Executive Officers other than Messrs. Browne and Foley, 75% of the bonus opportunity under the 2019 Management Bonus Plan was based on corporate goal achievement and 25% of the bonus was based on individual goal achievement. The Compensation Committee retained the discretion to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance or other factors as determined appropriate by the Compensation Committee; however, they capped the maximum total bonus pool available to be paid under the 2019 Management Bonus Plan, upon maximum corporate goal performance achievement, at 125%.
Target Bonuses
In early 2019, the Compensation Committee reviewed each of our then-employed named executive officer target bonus percentages, and determined that the 2018 target bonus percentages remained appropriate for each of the NEOs based on market data. Mr. Foley’s target bonus percentage was determined in connection with his commencement of employment with us in October 2019. The independent members of the Board and the members of the Compensation Committee determined Mr. Foley’s target bonus percentage based on the amount they determined was necessary and appropriate to induce him to join us and to incentivize him to drive results for corporate milestones that would grow our company, after considering market data provided by Radford and Mr. Foley’s total direct compensation opportunities. Each NEO's target bonus as a percentage of annual base salary is reflected below:

Named Executive Officer	2019 Target Bonus Percentage
Mark J. Foley	75%
L. Daniel Browne (1)	66%
Tobin C. Schilke	45%
Abhay Joshi, Ph.D.	45%
Dustin Sjuts (2)	45%
Caryn G. McDowell	45%

(1)	Mr. Browne did not receive a bonus as a result of employment termination in 2019.

(2)
Mr. Sjuts’ target bonus percentage was increased from 35% to 45%, effective January 24, 2019, for his increased duties as Head of Commercial, Aesthetics & Therapeutics and remained at such level through the end of 2019.

Corporate Performance
The corporate goals and relative overall weighting towards corporate goal achievement for 2019 were established by the Compensation Committee in January 2019, which are reflected in the table below. Our Compensation Committee assigned a specific weighting to each of our corporate goals on which the performance-based bonus for each executive officer would be based.
The table below reflects each of the corporate goals and their relative weightings approved by the Compensation Committee as well as the relevant corporate achievement percentages.

Corporate Goal	Weight	Weighted Corporate Achievement Percentage
Achievement of specified milestones and activities relating to the Company’s contemplated filing of a BLA with the FDA	50.0%	35.0%	(1)
Achievement of specified milestones relating to our clinical development programs	20.0%	20.0%
Achievement of certain commercial readiness milestones	20.0%	12.5%	(2)
Achievement of certain biosimilar development activities	10.0%	10.0%
Stretch goal of achieving specified financial milestones	up to 25%	18.8%
(1)     The BLA was submitted in November 2019 and accepted by the FDA in February 2020.
(2)     Milestones included securing a dermal filler partnership. We entered into a distribution agreement with Teoxane SA on January 10, 2020.
In early 2020, our Compensation Committee reviewed our performance and approved the extent to which we achieved each of our corporate goals, and approved an overall corporate goal achievement of 96.3%, which was the sum of the weight of each corporate goal, multiplied by the performance achievement assigned to such factor by the Compensation Committee based on the actual results during 2019. As a result, the portion of the bonus for each NEO (other than Mr. Browne and Mr. Foley) related to corporate goal achievement was funded at 96.3%.
Individual Performance
In early 2020, our Compensation Committee evaluated Mr. Schilke, Dr. Joshi, Ms. McDowell and Mr. Sjuts to determine the individual performance factor payouts as follows:

•
Tobin C. Schilke: our Compensation Committee approved an individual performance factor payout of 100% for Mr. Schilke based upon his management and leadership in multiple capital raises through two follow-on offerings in 2019 and the infrastructure build-out in the Finance organization in preparation for product launch.

•
Abhay Joshi, Ph.D.: our Compensation Committee approved an individual performance factor payout of 85% for Dr. Joshi based upon his management and leadership across multiple functions including clinical development, regulatory, and manufacturing, leading the steering committees with our partner collaborations, and the successful filing of our BLA for DAXI for the treatment of glabellar lines. The payout was adjusted to reflect the additional time required to complete the BLA filing resulting from the inclusion of an additional vial configuration.

•
Dustin Sjuts; our Compensation Committee approved an individual performance factor payout of 105% for Mr. Sjuts in recognition of his successful execution in the new role as Head of Commercial, Aesthetics & Therapeutics until his promotion as Chief Commercial Officer on December 1, 2019. He recruited key team members, led the general business development activities, and continued building out our commercial organization in preparation for commercial readiness of our product launches.

•
Caryn G. McDowell: our Compensation Committee approved an individual performance factor payout of 100% for Ms. McDowell based upon her performance in leading and expanding our legal and compliance infrastructure and operations and overseeing certain completed and pending transactions.

The Compensation Committee also decided, after thoughtful evaluation, that Mr. Foley should receive a bonus for 2019 in the amount of $150,000, rather than a formulaic pro-rated bonus award. The Compensation Committee determined $150,000 was appropriate in order to reward Mr. Foley for his immediate and impactful efforts on the Company’s performance during 2019. Factors the Compensation Committee considered include the extraordinary stockholder value generated in the short time period after Mr. Foley assumed the role of Chief Executive Officer resulting from his skills, experience, and leadership in executing the existing strategies and retaining key talents, as well as his contribution in late 2019 that concluded in the exclusive distribution agreement we entered into with Teoxane SA in early January 2020 to distribute their Resilient Hyaluronic Acid® dermal fillers in the United States and its territories and possessions.
Mr. Browne terminated employment during 2019, and therefore he was not eligible to receive a bonus for 2019.
Bonus Amounts
In January 2020, the Compensation Committee awarded each of our NEOs the performance bonuses in the amounts reflected in the table below. Each of these bonuses was based on our overall corporate goal achievement and individual performance achievement (including the additional considerations described above, with respect to Mr. Foley’s bonus).

Name		Annual Target Bonus	Actual Bonus
Mark J. Foley		$487,500	$150,000
L. Daniel Browne	(1)	$385,952	$—
Tobin C. Schilke		$183,207	$178,123
Abhay Joshi, Ph.D.		$218,466	$204,211
Dustin Sjuts		$186,750	$183,902
Caryn G. McDowell		$184,221	$179,109

(1)	Mr. Browne did not receive a bonus as a result of employment termination in 2019.

Equity-Based Incentive Awards
2019 Annual Grants
We have historically granted equity compensation to our executive officers primarily in the form of stock options and restricted stock awards. The Compensation Committee determined that our annual 2019 long-term compensation program for the NEOs would continue to consist of stock options and RSAs that vest over a four-year period and a three-year period, respectively, subject to the executive’s continued service with us. The Compensation Committee considered the grant of other types of equity awards and concluded that for the 2019 annual equity award grants, stock options and RSAs were the appropriate equity award type for our NEOs, given our executives’ familiarity with and understanding of stock options and RSAs as incentive tools and the Compensation Committee’s belief that stock options and RSAs both serve as a key pay-for-performance tool in aligning the interests of our executive officers and our stockholders.
The Compensation Committee views stock options as inherently performance-based compensation that automatically links executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Regardless of reported value in the “Summary Compensation Table”, executives will only receive value from the stock option awards if the price of the stock increases above the price at time of grant, and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.
While the RSAs also serve as a pay-for-performance tool as the awards appreciate in value as stock price increases, the RSAs provide more stability to equity-based incentive awards and encourage retention. RSAs vest annually over time as long as the recipients remain employed with the Company and are less restricted since they are not contingent upon the relationship between the stock price and the exercise price.
In compensating our executive officers for 2019, the Compensation Committee chose a mix between options and RSAs of approximately 75% and 25%, respectively, by award value. The Compensation Committee chose this weighting because it believed it was appropriate to place significantly more weight on options to incentivize our executive officers to focus more of their effort in driving stockholder value by linking their pay to stock price. The Compensation Committee reviewed market practices in January 2019 and observed that this mix is consistent with the approach taken by our peer companies and that stock options are the predominant equity incentive vehicle used by our peers.
The Compensation Committee approved the following annual stock options and restricted stock awards for our then-serving NEOs in January 2019; the stock options vest over a four-year period, and RSAs vest over a three-year period:

Named Executive Officer		Stock Option Grant (# of shares)	Restricted Stock Award (# of shares)
Mark J. Foley	(1)	—	—
L. Daniel Browne	(2)	200,000	35,000
Tobin C. Schilke		30,000	5,000
Abhay Joshi, Ph.D.		94,000	15,750
Dustin Sjuts		10,000	2,500
Caryn G. McDowell		50,000	7,500

(1)
Mr. Foley did not receive a grant in January 2019 because he was not serving as an executive at such time. However, Mr. Foley received a stock option and RSA in May 2019 for his service on the Board, pursuant to our non-employee director compensation policy, as further described under “Non-Employee Director Compensation” above.

(2)	In connection with Mr. Browne’s cessation of services, the RSA and the unvested portion of the stock option were terminated pursuant to our 2014 Equity Incentive Plan (the “Equity Plan”).

The Compensation Committee chose each of the NEO’s grant level based on the amount which they felt, in their judgment, was appropriate to retain and incentivize the NEOs, while remaining reasonable within market standards and considering potential dilution of our share reserves. In making these determinations, the Compensation Committee considered each of the NEO’s current equity holdings, including vested and unvested holdings and the extent to which such holdings were “in-the-money,” the extent to which such holdings remained unvested and therefore continued to serve as a retention tool, the market data provided by Radford reflecting equity value based on approximated grant date fair value, internal equity amongst the team, individual performance, and length of service if joined in 2018.
New Hire Equity Awards Granted to Mr. Foley
As described above under “Executive Summary”, equity awards were a critical and primary component of the compensation package developed in connection with hiring Mr. Foley as our President and Chief Executive Officer. Mr. Foley received stock options to purchase 740,000 shares and an RSA covering 200,000 shares in October 2019 that vested over a four-year and three-year period, respectively. In addition Mr. Foley received a PSA covering 860,000 shares of the Company’s common stock. The PSA will vest based on the Company’s performance and achievement of the milestones noted below. On the grant date, the closing share price of our common stock was $12.18 per share.

(1)
25% of the PSA will vest upon the earlier of the following events, if such event occurs on or before December 31, 2020: (a) approval by the FDA of the Company’s BLA for DAXI for the treatment of glabellar lines; or (b) a change in control (as defined in the Equity Plan);

(2)
35% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock is at least $25 per share (representing more than a 100% increase in closing share price as compared to the closing share price on the grant date) and remains at or above $25 per share during any 90 consecutive trading-day period on a volume weighted average price (VWAP) basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $25 per share;

(3)
40% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock is at least $40 per share (representing more than a 200% increase in closing share price as compared to the closing share price on the grant date) and remains at or above $40 per share during any 90 consecutive trading-day period on a VWAP basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $40 per share.

Mr. Foley’s 2019 equity awards described above were special, new-hire awards intended to provide him with an immediate and meaningful equity opportunity in our company and direct tie to our business success and stockholder value. The members of the Compensation Committee and independent members of the Board considered many factors in choosing the amount and mix of Mr. Foley’s equity awards discussed in “Executive Summary” above.
Although most of our peer companies establish ownership for their executive officers via time-based equity awards, the Compensation Committee focused on granting performance-based awards to Mr. Foley that ensure that ownership will not be obtained unless significant stockholder value is created. Approximately 55% of Mr. Foley’s 2019 new-hire equity awards were delivered in PSAs, thereby ensuring that Mr. Foley would only receive value from these awards if we achieve rigorous performance goals. The PSA stock price and operational performance goal were chosen as performance metrics because we believe these are key goals tied to company growth that if attained would generate significant stockholder value.
The 75% portion of the PSA that vests based on stock price goals only delivers value to Mr. Foley if there is significant stockholder value creation. Although accounting rules assign an immediate grant value to this award, which value is reflected in Mr. Foley’s 2019 compensation in the “Summary Compensation Table,” Mr. Foley will realize zero value for this portion of the PSA unless and until the $25 stock price goal (Milestone #1) is met, which requires a stock price increase of more than 2x. As reflected in the chart below, if Milestone #1 is met, Mr. Foley’s realizable value would be approximately $7.5 million, which is less than 1% of the approximate $800 million increase in market value that would be realizable by our stockholders. If the $40 stock price goal (Milestone #2) is met, requiring a stock price increase of more than 3x, Mr. Foley’s realizable value increases to approximately $25.8 million, representing approximately 1.5% of the approximate $1.7 billion increase in market value realizable by our stockholders.

2020 Annual Grants, Performance Stock Awards

For 2020, the Compensation Committee changed its general equity compensation program and approved granting PSAs to our NEOs. Each of our NEOs, other than Mr. Foley, received annual 2020 grants in January 2020 consisting of stock options, RSAs and PSAs. Mr. Foley received an RSA covering 200,000 shares of Company common stock, pursuant to the terms of his employment agreement with us, but did not receive additional equity grants, as a result of the equity grants he received in connection with his joining us in 2019, described above. In determining 2020 grants, the Compensation Committee placed emphasis on creating stockholder value and on ensuring alignment across the management team in terms of equity award mix.
Other Features of our Executive Compensation Program
 Agreements with our NEOs
 Employment Agreements
 We have entered into employment agreements with each of our NEOs that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change of control benefits. Each of our NEOs is employed at will and may be terminated at any time for any reason.
Severance and Change in Control Benefits
Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay. Under our employment agreements, each of our NEOs is eligible to receive severance benefits pursuant to the terms of our Executive Severance Benefit Plan, or our Severance Benefit Plan. We do not provide any tax gross ups in connection with severance or change in control transactions, nor are any of our NEOs entitled to “single trigger” cash payments upon a change in control without a termination event. The Severance Benefit Plan provides for “double trigger” vesting, such that 100% of the shares subject to outstanding stock awards vest upon a termination without Cause (as defined in the Severance Benefit Plan) or a resignation for Good Reason (as defined in the Severance Benefit Plan) within twelve months following a change in control. Additionally, our time-vesting equity award agreements provide for single trigger acceleration of vesting in the in event of a change in control, but only to the extent that the acquiring company refuses to continue, assume or substitute for such awards. Our Compensation Committee periodically reviews the severance and change in control benefits that we provide, including by reference to market data, to ensure that the benefits remain appropriately structured and at reasonable levels.
The Compensation Committee originally adopted our Severance Benefit Plan in December 2013. The Compensation Committee subsequently amended the Severance Benefit Plan, most recently in February 2019 and October 2019. In February 2019, the Severance Benefit Plan was amended to change the definition of resignation for good reason to remove certain triggers for an executive’s right to resign for good reason, and to clarify that the Severance Benefit Plan replaces individual employment or severance agreements where the Severance Benefit Plan provides superior benefits. In October 2019, the Board amended the Severance Benefit Plan to provide an increase in the amount of base salary and COBRA premiums that the Chief Executive Officer of the Company will receive as severance in the case of an involuntary termination not in connection with a change in control from 15 months to 18 months, and the amount of base salary, monthly annual target bonus and COBRA premiums that the Chief Executive Officer will receive as severance in the case of an involuntary termination in connection with a change in control from 21 months to 24 months. The Compensation Committee determined this increase was appropriate to induce and retain Mr. Foley as our Chief Executive Officer. The Compensation Committee believes that the severance protection benefits we offer are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. A more detailed description of the Severance Benefit Plan and each of our named executive officer benefit levels thereunder is provided below under “Potential Payments upon Termination or Change in Control.”
In addition, each of our NEOs holds equity awards under our equity incentive plans that were granted subject to our form of award agreements. Mr. Foley’s PSA granted in 2019 provides for vesting acceleration if we achieve the performance goals specified in the PSA or as a result of the change in control and, with respect to the portion of the award that vests upon the approval by the FDA of our BLA for DAXI for the treatment of glabellar lines on or before December 31, 2020, upon a change in control that occurs on or before December 31, 2020.
On October 11, 2019, Mr. Browne stepped down as President and Chief Executive Officer. Pursuant to the Separation Agreement we entered into with Mr. Browne, in exchange for a customary release of claims, Mr. Browne is entitled to the following benefits, consistent with the Severance Benefit Plan (prior to its amendment in October 2019) (1) cash severance payments in an amount equal to 15 months of Mr. Browne’s 2019 base salary, payable in equal installments over the 15 month period following his separation date, and (2) COBRA premiums for up to 15 months. In addition, under the Separation Agreement with Mr. Browne, the post-termination exercise period for all vested stock options held by Mr. Browne was extended through the earlier of a change in control or January 31, 2021. The Board determined that such benefits were appropriate given Mr. Browne’s overall contributions to and tenure with the Company.
In January 2020, in connection with Ms. McDowell’s resignation as Senior Vice President, General Counsel and Corporate Secretary of the Company, the Company entered into a Separation Agreement with Ms. McDowell providing for (i) a customary release of claims against the Company, (ii) cash severance payments to Ms. McDowell in an amount equal to nine months of her base salary, paid in equal installments on the Company’s regular payroll schedule over the nine month period following the separation date and (ii) COBRA premiums for up to nine months, consistent with the terms of the Severance Benefit Plan. Ms. McDowell’s Separation Agreement also provides for an extension of the post-termination exercise period for all vested stock options held by Ms. McDowell through the earlier of a change in control or January 31, 2021.
Employee Benefit Plans
We sponsor a 401(k) retirement plan in which our NEOs participate on the same basis as our other U.S. employees. Effective January 1, 2019, the Compensation Committee approved matching contributions equal to (i) 100% of employee contributions for the first 3% of an employee’s earnings and (ii) 50% of employee contributions for the next 2% of an employee’s earnings. All matching effective January 1, 2019 is immediately fully vested. During the year ended December 31, 2019, the Company made contributions to this plan of $53,122 for the NEOs.

Pension Benefits
We do not maintain a defined benefit pension plan for any of our employees.
Nonqualified Deferred Compensation
We do not maintain a plan providing non-qualified deferred compensation for any of our employees.
Other Benefits
We generally do not offer perquisites or personal benefits to our NEOs, although we may from time to time provide reasonable relocation, signing bonuses, retention bonuses, or other benefits to our NEOs as our Compensation Committee determines appropriate. In 2019, we paid the second installment of sign-on bonuses to each of Messrs. Schilke and Sjuts in the amounts of $25,000 and $50,000, respectively, pursuant to the terms of their respective employment agreements with the Company. In addition, in 2019, we paid Mr. Sjuts a grossed-up monthly car allowance pursuant to the terms of his employment agreement and grossed-up relocation reimbursements, as well, as reported in the “Summary Compensation Table.” The Company determined that such benefits were reasonable and necessary in order to induce Messrs. Schilke and Sjuts to join our Company.
 Accounting and Tax Considerations
Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs are one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.
 Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.
Compensation paid to each of Revance’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by Revance will be eligible for such transition relief and be deductible by Revance in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s NEOs in a manner consistent with the goals of Revance’s executive compensation program and the best interests of our company and its stockholders, which may include providing for compensation that is not deductible by Revance due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with Revance’s business needs.
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive

Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy as soon as, and to the extent that, the requirements of such clawbacks are finalized by the SEC.
 Risk Assessment Concerning Compensation Practices and Policies
With the assistance of the Compensation Committee’s compensation consultant and the Company’s outside counsel, in March 2020, the Compensation Committee reviewed the Company’s compensation policies and practices to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors), and long-term compensation (in the form of stock options, RSAs and Mr. Foley’s PSA) prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders. In addition, the Company’s insider trading policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.
Conclusion
It is the opinion of the Compensation Committee that the compensation policies and elements described above provide the necessary incentives to properly align our executive officers’ performance with the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of executive officers.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Mr. Robert Byrnes
Dr. Phyllis Gardner
Mr. Angus C. Russell
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE
 The following table sets forth all of the compensation awarded to, earned by, or paid to each of the NEOs for their services rendered for the years ended December 31, 2019, 2018, and 2017.

Name and Principal Position(s)	Fiscal Year	Salary		Bonus(1)		Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)		Total
Mark J. Foley	2019	$189,764	(6)	$150,000		$11,728,370	(7)	$5,112,573		$—	$9,723	(8)	$17,190,430
President and Chief Executive Officer
L. Daniel Browne	2019	$562,527		$—		$603,050		$2,938,373	(9)	$—	$808,619	(10)	$4,912,569
Former President and Chief Executive Officer	2018	$565,000		$110,000		$823,488		$2,858,534		$410,190	$9,210		$4,776,422
	2017	$525,300		$—		$508,260		$1,905,694		$466,038	$4,652		$3,409,944
Tobin C. Schilke	2019	$407,126		$25,000	(11)	$86,150		$299,781		$178,123	$11,078	(12)	$1,007,258
Chief Financial Officer	2018	$64,644	(13)	$25,000	(11)	$449,280		$1,434,350		$—	$233		$1,973,507
Abhay Joshi, Ph.D.	2019	$485,479		$—		$271,373		$939,314		$204,211	$9,520	(14)	$1,909,897
Chief Operating Officer	2018	$469,062		$—		$342,513		$1,192,465		$232,186	$9,210		$2,245,436
	2017	$453,200		$—		$258,070		$971,289		$344,728	$4,359		$2,031,646
Dustin Sjuts	2019	$378,333		$50,000	(15)	$43,075		$99,927		$183,902	$45,786	(16)	$801,023
Chief Commercial Officer
Caryn G. McDowell	2019	$409,380		$—		$129,225		$499,635		$179,109	$11,444	(17)	$1,228,793
Senior Vice President, General Counsel and Corporate Secretary	2018	$266,667		$—		$452,800		$1,813,295		$132,660	$4,807		$2,670,229

(1)	Please refer to “Compensation Discussion and Analysis — Other Features of our Executive Compensation Program —Other Benefits”.

(2)
The dollar amounts in this column represent the aggregated grant date market value of the RSAs, calculated in accordance with FASB ASC Topic 718, which is determined by multiplying the market price of shares as of the date of the grant by the number of RSAs granted. For Mr. Foley, this column also includes the grant date fair value of the 2018 performance-based stock awards (“PSAs”), as more fully described in note 7 to this Summary Compensation Table below.

(3)
The dollar amounts in this column represent the aggregate grant date fair value of all option awards granted during the indicated year. These amounts have been calculated in accordance with FASB ASC Topic 718, using the Black-Scholes option-pricing model. For a discussion of valuation assumptions, see Note 10 to our financial statements and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Critical Accounting Policies and Estimates - Stock-Based Compensation” included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020. These amounts do not necessarily correspond to the actual value that may be recognized from the stock options by the NEOs. For Mr. Foley, the aggregate grant date fair value of the option awards granted during 2019 includes $63,257 attributable to option awards granted to Mr. Foley for his service as a director prior to his appointment as our President and Chief Executive Officer.

(4)
Amounts shown in this column represent cash bonus awards earned by our NEOs under our annual incentive plan. Such bonuses are tied to achievement against clinical and financial goals that are set in the first quarter of the applicable year, with payouts determined after the close of the year and primarily based on our level of achievement against those goals.

(5)	Amounts shown in this column includes taxable fringe benefits for housing and travel, 401(k) contribution, life insurance premium and experiential spot bonuses.

(6)
Mr. Foley’s annual base salary rate for 2019 was $650,000. The amount shown reflects (i) $142,916 of salary earned from Mr. Foley’s commencement of employment on October 13, 2019, through December 31, 2019 and (ii) $46,848 of director fees paid to Mr. Foley from January 1, 2019 up to October 13, 2019.

(7)
Mr. Foley’s stock awards amount represents (i) an aggregate grant date market value of $2,493,690 with respect to time-based RSAs granted to Mr. Foley in 2019 and (ii) an aggregate grant date fair value of $9,234,680 with respect to PSAs granted to Mr. Foley in 2019, determined in accordance with FASB ASC Topic 718 based upon Mr. Foley achieving the maximum level of performance under the applicable performance conditions. Of the aggregate grant date market value of $2,493,690 with respect to RSAs granted to Mr. Foley in 2019, $57,690 is attributable to RSAs granted to Mr. Foley for his service as a director prior to his appointment as our President and Chief Executive Officer.

(8)	Mr. Foley’s other compensation amount for 2019 consists of life insurance premium of $202 and 401(k) contribution of $9,521.

(9)	Mr. Browne’s option awards amount for 2019 includes $939,833 attributable to the extension of the post-termination exercise period for all of Mr. Browne’s vested stock options.

(10)
Mr. Browne’s other compensation amount for 2019 consists of life insurance premium of $605, 401(k) contribution of $9,719 and payments attributable to severance benefits (including cash severance payments of 15 months’ base salary, and premiums for healthcare continuation coverage for up to 15 months following termination) having an aggregate value of $ $798,295.

(11)	Amount represents the respective amounts of Mr. Schilke’s sign-on bonus earned in 2018 and 2019.

(12)	Mr. Schilke’s other compensation amount for 2019 consists of life insurance premium of $1,075 and 401(k) contribution of $10,003.

(13)	Mr. Schilke’s annual base salary rate for 2018 was $405,000. The amount shown reflects the salary earned from his commencement of employment on November 5, 2018 through December 31, 2018.

(14)	Dr. Joshi’s other compensation amount for 2019 consists of life insurance premium of $806 and 401(k) contribution of $8,714.

(15)	Amount represents Mr. Sjuts’ sign-on bonus earned in 2019.

(16)	Mr. Sjuts’ other compensation amount for 2019 consists life insurance premium of $806, 401(k) contribution of $4,528, relocation reimbursement of $24,060, and car allowance of $16,391.

(17)	Ms. McDowell’s other compensation amount for 2019 consists of life insurance premium of $806 and 401(k) contribution of $10,638.

GRANTS OF PLAN-BASED AWARDS
The following table presents, for each of the NEOs, certain information regarding grants of plan-based awards made for the year ended December 31, 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards
Name		Grant Date or Modification Date	Target(1)	Maximum	Target(2)	Maximum	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price Per Share of Option Awards	Total Grant Date Fair Value of Stock and Option Awards(5)
Mark J. Foley		5/9/2019	—	—	—	—	4,500	(7)	—		—	$57,690
President and Chief Executive Officer		10/13/2019	—	—	—	—	200,000	(7)	—		—	$2,436,000
		10/13/2019	—	—	860,000	860,000	—		—		—	$9,234,680
		5/9/2019	—	—	—	—	—		9,000	(8)	$12.82	$63,257
		10/13/2019	—	—	—	—	—		740,000	(4)	$12.18	$5,049,316
		—	$101,563	$126,953	—	—	—		—		—	—
L. Daniel Browne	(5)	1/24/2019	—	—	—	—	35,000	(3)	—		—	$603,050
Former President and Chief Executive Officer		1/24/2019	—	—	—	—	—		200,000	(4)	$17.23	$1,998,540
	(8)	10/11/2019	—	—	—	—	1,319,120		—		—	$939,833	(6)
		—	$385,952	$482,439	—	—	—		—		—	—
Tobin C. Schilke		1/24/2019	—	—	—	—	5,000	(3)	—		—	$86,150
Chief Financial Officer		1/24/2019	—	—	—	—	—		30,000	(4)	$17.23	$299,781
		—	$183,207	$229,008	—	—	—		—		—	—
Abhay Joshi, Ph.D.		1/24/2019	—	—	—	—	15,750	(3)	—		—	$271,373
Chief Operating Officer		1/24/2019	—	—	—	—	—		94,000	(4)	$17.23	$939,314
		—	$218,466	$273,082	—	—	—		—		—	—
Dustin Sjuts		1/24/2019	—	—	—	—	2,500	(3)	—		—	$43,075
Chief Commercial Officer, Aesthetics & Therapeutics		1/24/2019	—	—	—	—	—		10,000	(4)	$17.23	$99,927
		—	$186,750	$233,438	—	—	—		—		—	—
Caryn G. McDowell		1/24/2019	—	—	—	—	7,500	(3)	—		—	$129,225
Senior Vice President, General Counsel and Corporate Secretary		1/24/2019	—	—	—	—	—		50,000	(4)	$17.23	$499,635

(1)
This column sets forth the target bonus amount for each NEO for the year ended December 31, 2019 under the 2019 Management Bonus Plan. There is no threshold bonus amounts for each individual NEO established under the performance bonus plan. Target bonuses were set as a percentage of each NEO’s base salary earned for the year ended December 31, 2019. The maximum total bonus available to be paid to each NEO under the 2019 Management Bonus Plan, upon maximum corporate goal performance achievement, was 125% of each NEO’s target bonus. The dollar value of the actual bonus award earned for the year ended December 31, 2019 for each NEO is set forth in the “Summary Compensation Table.” As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the NEOs for the year ended December 31, 2019.

(2)
Represents the target and maximum number of shares that may be earned pursuant to PSAs granted to Mr. Foley in 2019. The aggregate grant date fair value with respect such PSAs is determined in accordance with FASB ASC Topic 718 based upon Mr. Foley achieving the maximum level of performance under the applicable performance conditions.

(3)	The RSAs vest over a three-year period, with one-third of the shares vesting each year, beginning on February 15, 2020, subject to providing continued service to us through each vesting date.

(4)
The shares subject to the Stock Option vest over a four-year period, with one-forty-eighth of the shares vesting each month, commencing on January 24, 2019, subject to providing continued service to us through each vesting date.

(5)
Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the NEOs. The amounts shown in this column reflect the aggregate grant date fair value during year ended December 31, 2019 for the Stock Option or the RSA as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the value of the Stock Option and the RSA are set forth in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 26, 2020. There can be no assurance that the Stock Option will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC Topic 718 value shown in this column.

(6)	Amount represents the dollar value attributable to the extension of the post-termination exercise period for all of Mr. Browne’s vested stock options calculated in accordance with FASB ASC Topic 718.

(7)
These shares subject to the RSA and stock options vest on the one-year anniversary of the date of the grant, subject to providing continued service to us through each vesting date. Mr. Foley received these awards as a non-employee director of the board prior to his appointment as President and Chief Executive Officer in October 2019.

(8)
Under the Separation Agreement with Mr. Browne, the post-termination exercise period for all vested stock options held by Mr. Browne was extended through the earlier of a change in control or January 31, 2021. The number of stock options reported in the “All Other Stock Awards: Number of Shares of Stock or Units” column represents the aggregate number of stock options that were originally granted to Mr. Browne on the dates and at the exercise prices as shown in the “Outstanding Equity Awards” table below. The “Modification Date” represents the date of the extension of the post-termination exercise period for the vested stock options. The amount reported in the “Total Grant Date Fair Value of Stock and Option Awards” column represents the dollar value attributable to the extension of the post-termination exercise period for all of Mr. Browne’s vested stock options calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS
The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2019.

	Option Awards						Stock Awards
Name	Grant Date		Number of Shares of Common Stock Underlying Unexercised Stock Options Exercisable Shares (#)	Number of Shares of Common Stock Underlying Unexercised Stock Options Unexercisable Shares (#)	Option Exercise Price per Share	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (#)
Mark J. Foley
President and Chief Executive Officer	9/5/2017		12,000	—	$24.55	9/4/2027	—	—	—	—
	5/10/2018		6,000	—	$29.15	5/9/2028	—	—	—	—
	5/9/2019	(6)	—	9,000	$12.82	5/8/2029	—	—	—	—
	10/13/2019	(2)	—	740,000	$12.18	10/12/2029	—	—	—	—
	5/10/2018		—	—	—	—	—	—	—	—
	5/9/2019	(7)	—	—	—	—	4,500	$73,035	—	—
	10/13/2019	(1)	—	—	—	—	200,000	$3,246,000	—	—
	10/13/2019	(5)	—	—	—	—	—	—	860,000	$13,957,800
L. Daniel Browne	7/21/2010		10,990	—	$2.55	7/20/2020	—	—	—	—
Former President and Chief Executive Officer	12/17/2013		99,583	—	$9.15	1/31/2021	—	—	—	—
	5/27/2013		298,750	—	$8.70	1/31/2021	—	—	—	—
	5/19/2014		295,800	—	$32.22	1/31/2021	—	—	—	—
	1/28/2015		246,500	—	$16.23	1/31/2021	—	—	—	—
	2/9/2016		160,416	—	$17.12	1/31/2021	—	—	—	—
	1/26/2017		103,332	—	$19.70	1/31/2021	—	—	—	—
	2/8/2018		70,416	—	$29.15	1/31/2021	—	—	—	—
	1/24/2019		33,333	—	$17.23	1/31/2021	—	—	—	—
Tobin C. Schilke	11/5/2018	(2)	27,083	72,917	$24.96	11/4/2028	—	—	—	—
Chief Financial Officer	1/24/2019	(4)	6,875	23,125	$17.23	1/23/2029	—	—	—	—
	11/5/2018	(1)	—	—	—	—	13,500	$219,105	—	—
	1/24/2019	(3)	—	—	—	—	5,000	$81,150	—	—

	Option Awards						Stock Awards
Name	Grant Date		Number of Shares of Common Stock Underlying Unexercised Stock Options Exercisable Shares (#)	Number of Shares of Common Stock Underlying Unexercised Stock Options Unexercisable Shares (#)	Option Exercise Price per Share	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (#)
Dustin Sjuts	3/1/2018	(2)	12,251	15,749	$29.85	2/28/2028	—	—	—	—
Chief Commercial Officer, Aesthetics & Therapeutics	11/5/2018	(4)	8,125	21,875	$24.96	11/4/2028	—	—	—	—
	1/24/2019	(4)	2,291	7,709	$17.23	1/23/2029	—	—	—	—
	3/1/2018	(1)	—	—	—	—	3,750	$60,863	—	—
	11/5/2018	(3)	—	—	—	—	3,334	$54,111	—	—
	1/24/2019	(3)	—	—	—	—	2,500	$40,575	—	—
Abhay Joshi, Ph.D.	12/14/2015		206,250	—	$36.32	12/13/2025	—	—	—	—
Chief Operating Officer	1/26/2017	(4)	57,604	21,396	$19.70	1/25/2017	—	—	—	—
	2/8/2018	(4)	32,312	38,188	$29.15	2/7/2028	—	—	—	—
	1/24/2019	(4)	21,541	72,459	$17.23	1/23/2029	—	—	—	—
	12/15/2016	(3)	—	—	—	—	12,000	$194,760	—	—
	1/26/2017	(3)	—	—	—	—	4,367	$70,876	—	—
	2/8/2018	(3)	—	—	—	—	7,834	$127,146	—	—
	1/24/2019	(3)	—	—	—	—	15,750	$255,623	—	—
Caryn G. McDowell	1/24/2019	(4)	11,455	38,545	$17.23	1/23/2029	—	—	—	—
Senior Vice President, General Counsel and Corporate Secretary	5/1/2018	(2)	43,541	66,459	$28.30	4/30/2028	—	—	—	—
	5/1/2018	(1)	—	—	—	—	12,000	$194,760	—	—
	1/24/2019	(3)	—	—	—	—	7,500	$121,725	—	—

(1)	The shares subject to the RSA vest over a four-year period, with one-fourth of the shares vesting each year, subject to providing continued service to us through each vesting date.

(2)
The shares subject to the stock option vest over a four-year period, with 25% vesting on one-year-anniversary from the grant date, and the balance vesting each month over the remaining three-year period, subject to providing continued service to us through each vesting date.

(3)	The shares subject to the RSA vest over a three-year period, with one-third of the shares vesting each year, subject to providing continued service to us through each vesting date.

(4)	The shares subject to the stock option vest over a four-year period, with one-forty-eighth of the shares vesting each month, subject to providing continued service to us through each vesting date.

(5)
The PSAs will vest as follows: (i) 25% of the PSA will vest upon the earlier of the following events, if such event occurs on or before December 31, 2020: (a) approval by the FDA of the Company’s BLA for DAXI for the treatment of glabellar lines; or (b) a change in control (as defined in the Equity Plan); (ii) 35% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock is at least $25 per share (representing more than a 100% increase in closing share price as compared to the closing share price on the grant date) and remains at or above $25 per share during any 90 consecutive trading-day period on a volume weighted average price (VWAP) basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $25 per share; and (iii) 40% of the PSA will vest upon the earlier of the following, as confirmed by the Board or Compensation Committee on or before October 13, 2029: (a) the date that the closing share price of our common stock is at least $40 per share (representing more than a 200% increase in closing share price as compared to the closing share price on the grant date) and remains at or above $40 per share during any 90 consecutive trading-day period on a VWAP basis; or (b) upon a change in control (as defined in the Equity Plan) in which the purchase price of our common stock is at or above $40 per share.

(6)	The shares subject to the stock option vest on the one-year anniversary of the date of the grant, subject to providing continued service to us through each vesting date.

(7)	The shares subject to the RSA vest on the one-year anniversary of the date of the grant, subject to providing continued service to us through each vesting date.

OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to stock options exercised and RSAs that vested during the year ended December 31, 2019.

	Options Awards		Stock Awards
Name	Number of Shares of Common Stock Acquired	Value Realized on Exercise(1)	Number of Shares of Common Stock Acquired	Value Realized on Vesting(2)
Mark J. Foley	—	$—	3,000	$37,890
L. Daniel Browne	—	$—	26,350	$426,372
Tobin C. Schilke	—	$—	4,500	$71,955
Abhay Joshi, Ph.D.	666	$7,586	28,876	$517,437
Dustin Sjuts	—	$—	2,916	$44,189
Caryn G. McDowell	—	$—	4,000	$43,440

(1)
Amount reflects the price at which the shares acquired upon exercise (the closing market price of our common stock on the exercise date) of the stock options, net of the exercise price for acquiring the shares.

(2)
Amount reflects the product of the fair market value of our common stock on the applicable vesting date multiplied by the number of units vested and does not necessarily reflect proceeds actually received by the NEOs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Each of our NEOs are participants under our Executive Severance Benefit Plan, or our Severance Benefit Plan, which provides severance benefits in the event of certain qualifying terminations of employment, subject to the executive’s execution of a waiver and release of claims in favor of the Company and the existence of a proprietary information and inventions agreement between the executive and the Company.
Under our Severance Benefit Plan, upon an involuntary termination of a participant other than for “cause” (as defined in the Severance Benefit Plan), and where such termination is not in connection with or within 12 months following a change in control, the benefits provided under the Severance Benefit Plan consist of: (i) monthly cash payments (A) in an amount equal to 18 times the officer’s monthly base salary, in the case of our CEO, and (B) in an amount equal to nine times the officer’s monthly base salary, in the case of our other NEOs; and (ii) payment by the Company of COBRA premiums for the participant and his eligible dependents for a period of up to 18 months in the case of our CEO, and up to nine months in the case of the other NEOs.
In connection with or for a period of 12 months following a change in control, if we involuntarily terminate a participant for any reason other than cause, or the participant resigns for “good reason” (as defined in the Severance Benefit Plan), then the benefits provided by the Severance Benefit Plan will consist of: (i) a lump sum payment equal to the sum of the participant’s monthly base salary and monthly annual target bonus, multiplied by 24 in the case of our CEO, and by 12 in the case of the other NEOs; (ii) payment of COBRA premiums for the NEO and his or her eligible dependents for a period of up to 24 months in the case of our CEO, and up to 12 months in the case of the other NEOs; and (iii) accelerated vesting of all unvested stock options and other stock awards then held by the NEO.
Under the Severance Benefit Plan, a “change of control” is defined the same way it is under our Equity Plan . If any of the benefits provided under the Severance Benefit Plan would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or the Code, such that the payments would become subject to the excise tax imposed by Section 4999 of the Code, then the payments will either be paid in full to the participant, or reduced so that no portion of such benefits will be subject to the excise tax, whichever provides the greater after-tax benefit to the participant.
A NEO’s right to receive payment of benefits under the plan will immediately terminate if, at any time prior to or during the period the NEO is receiving such benefits, the NEO (i) willfully breaches a material provision of the executive’s proprietary information and inventions agreement with the Company or any obligations of confidentiality, non-solicitation, non-disparagement, no conflicts or non-competition set forth in any other agreement between the executive and the Company, (ii) encourages or solicits any of our then-current employees to leave our employ for any reason or otherwise interferes in our employment relationships with our then-current employees or (iii) interferes in any of our existing business relationships, in each case of (i), (ii) or (iii) without the prior written approval of the Company.
The Severance Benefit Plan provides for “double trigger” vesting, such that 100% of the shares subject to outstanding stock awards vest upon a termination without Cause (as defined in the Severance Benefit Plan) or a resignation for Good Reason (as defined in the Severance Benefit Plan) within twelve months following a change in control. Additionally, our time-vesting equity award agreements provide for single trigger acceleration of vesting in the in event of a change in control, but only to the extent that the acquiring company refuses to continue, assume or substitute for such awards.
In addition to the Severance Benefit Plan, Mr. Foley’s PSA granted in 2019 provides for “single-trigger” vesting acceleration in the event of the change in control as follows: (1) 25% of the shares will vest upon a change in control that occurs on or before December 31, 2020; (2) 35% of the shares will vest upon a change in control that occurs on or before October 13, 2029 in which the purchase price of our common stock is at or above $25 per share; and (3) 40% of the shares will vest upon a change in control that occurs on or before October 13, 2029 in which the purchase price of tour common stock is at or above $40 per share, with all per share prices to be adjusted for any stock splits, recapitalizations and the like.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The following table shows the potential payments upon termination of employment or a change in control for the NEOs. Except as otherwise indicated below, the table assumes that the triggering event took place on December 31, 2019.

Name		Benefit	Involuntary Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control ($)	Involuntary Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Certain Change of Control Transactions without Termination ($)(4)
Mark J. Foley		Severance Payments	$1,300,000	$975,000	$—
President and Chief Executive Officer		Bonus (1)	—	—	—
		Vesting Acceleration (2) (3)	9,836,175	—	9,836,175
		COBRA Payments	54,377	27,189	—
		Benefit Total	$11,190,552	$1,002,189	$9,836,175

L. Daniel Browne	(5)	Severance Payments	$—	$751,360	$—
Former President and Chief Executive Officer		Extension of Stock Option Exercise Period	—	939,833	—
		COBRA Payments	—	46,935	—
		Benefit Total	$—	$1,738,128	$—

Tobin C. Schilke		Severance Payments	$407,126	$305,345	$—
Chief Financial Officer		Bonus (1)	183,207	183,207	—
		Vesting Acceleration (2)	300,255	—	300,255
		COBRA Payments	17,565	13,174	—
		Benefit Total	$908,153	$501,726	$300,255

Abhay Joshi, Ph.D.		Severance Payments	$485,479	$364,109	$—
Chief Operating Officer		Bonus (1)	218,466	218,466	—
		Vesting Acceleration (2)	648,405	—	648,405
		COBRA Payments	27,189	20,391	—
		Benefit Total	$1,379,539	$602,966	$648,405

Dustin Sjuts		Severance Payments	$415,000	$311,250	$—
Chief Commercial Officer		Bonus (1)	170,250	170,250	—
		Vesting Acceleration (2)	155,548	—	155,548
		COBRA Payments	9,826	7,369	—
		Benefit Total	$750,624	$488,869	$155,548

Caryn G. McDowell		Severance Payments	$409,380	$307,035	$—
Senior Vice President, General Counsel and Corporate Secretary		Bonus (1)	184,221	184,221	—
		Vesting Acceleration (2)	316,485	—	316,485
		COBRA Payments	39,627	29,720	—
		Benefit Total	$949,713	$520,976	$316,485

(1)
Upon involuntary termination without cause or resignation for good reason, all NEOs are eligible to receive a pro rata bonus for the year of termination based on the executive’s individual incentive target and hire date.

(2)
Assumes that the triggering event occurred on December 31, 2019, when the closing sale price per share of our common stock was $16.23. The amount of the vesting acceleration is determined by: (i) aggregating for all accelerated stock options, the amount equal to the excess, if any, of $16.23 over the relevant exercise price of the stock option, multiplied by the number of shares underlying unvested stock options at such exercise price as of December 31, 2019; and (ii) aggregating for all accelerated RSAs, the amount equal to $16.23 multiplied by the number of shares underlying the unvested RSAs. There can be no assurance that a similar triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at a time when our closing sale price is different.

(3)
Includes amount attributable to vesting acceleration of 25% of Mr. Foley’s PSAs pursuant to the terms thereof, assuming that the triggering event occurred on December 31, 2019, when the closing sale price per share of our common stock was $16.23. The amount of the vesting acceleration is determined by multiplying $16.23 by the number of shares underlying the accelerated PSAs.

(4)
In the event of a change of control, if our successor does not agree to assume the existing equity plans or to substitute an equivalent awards or right for the stock options or RSAs, then the vesting of the unvested stock options and RSAs shall accelerate in full, effective immediately prior to a change of control.

(5)
Reflects actual severance benefits received by Mr. Browne in connection with his stepping down as the Company’s President and Chief Executive Officer in October 2019, as provided in the Separation Agreement between Mr. Browne and the Company. In addition to these benefits, the post-termination exercise period for all vested stock options held by Mr. Browne was extended, as further described above under “Compensation Discussion and Analysis- Other Features of our Executive Compensation Program - Agreements with our NEOs - Severance and Change in Control Benefits.”

CEO PAY RATIO
Set forth below is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer, or CEO, to the median of the annual total compensation of our other employees for 2019.
The annual total compensation for 2019 for our CEO, Mr. Foley, was $17,190,430, as reported in the Summary Compensation Table. Because Mr. Foley was appointed CEO effective October 13, 2019, for purposes of this pay ratio disclosure and as permitted by SEC rules, we annualized his Salary, Bonus/Non-Equity Incentive Plan Compensation, and Revance contributions to the 401(k) plan, each as disclosed in the Summary Compensation Table, and added the disclosed values of his Stock Awards, Option Awards, and other components of All Other Compensation to arrive at a value of $17,850,909, used for the pay ratio calculation. As noted in the table below, we have excluded compensation paid or granted to Mr. Foley for his service as a director prior to his appointment as CEO.

Specifically, we annualized Mr. Foley’s 2019 compensation as follows:

Component of Compensation	Actual Summary Compensation Table Value ($)	As Adjusted for CEO Pay Ratio ($)	Rationale
Salary	$189,764	$650,000	Annualized salary; excludes director fees
Bonus/Non-Equity Incentive Plan Compensation	150,000	469,463	Annualized performance cash bonus at 96.3% of target
Stock Awards	11,728,370	11,670,680	Not annualized; one-time new-hire awards of 200,000 RSA shares and 860,000 PSA shares; excludes director award of 4,500 RSA shares
Option Awards	5,112,573	5,049,316	Not annualized; one-time new-hire award of 740,000 option shares; excludes director award of 9,000 option shares
All Other Compensation	9,723	11,450	Annualized life insurance premium; annualized Revance contributions to 401(k) up to $11,200 annual limit
Total CEO Compensation	$17,190,430	$17,850,909
The annual total compensation for 2019 for our median employee, identified as discussed below, was $191,388. Based on this information, for 2019, the ratio of the annual total compensation of Mr. Foley, our CEO, to the median of the annual total compensation of our other employees was approximately 93 to 1. In light of the equity awards that we granted to Mr. Foley in 2019 in order to appropriately motivate and incentivize him to take on the role of President and CEO, we expect the 2019 pay ratio to be significantly higher than the CEO pay ratio in future years when we are not providing compensation to recruit a new CEO.
To identify our median employee from our employee population, we calculated the annual target amount of each employee’s (other than Mr. Foley) 2019 base salary (using a reasonable estimate of the hours worked and no overtime for hourly employees) and bonus or commission, as applicable, plus the aggregate grant date fair value of equity awards granted in 2019 as our compensation measure that we consistently applied to all employees. For purposes of base salaries, bonuses and commissions, we used an estimate based on the rates in effect on October 15, 2019. In making this determination, we annualized the base salaries, bonuses and commissions of permanent employees who were newly hired or on unpaid leaves of absence during 2019 and thus employed by us for less than the entire calendar year. Because we had an even number of employees, two employees comprised the median. As one of these employees was a new hire during 2019, we selected the continuing employee, whose compensation was consistent with that of similarly situated, continuing employees of Revance. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2019 in accordance with the rules applicable to the Summary Compensation Table to determine annual total compensation.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of January 24, 2020 by: (i) each director; (ii) each NEO; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after January 24, 2020 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. This table is based upon information supplied by officers, directors and principal shareholders and Schedule 13G filed with the SEC. The percentage of beneficial ownership is based on 56,879,079 shares of our common stock outstanding as of January 24, 2020.
The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.
Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares		Percentage of Total
Named Executive Officers, Directors, and Nominees:
Mark J. Foley	451,500	(1)	*
Tobin C. Schilke	85,516	(2)	*
Abhay Joshi, Ph.D.	443,895	(3)	*
Dustin Sjuts	64,866	(4)	*
Caryn G. McDowell	89,314	(5)	*
L. Daniel Browne	1,384,452	(6)	2.4%
Jill Beraud	9,000	(7)	*
Robert Byrnes	83,498	(8)	*
Julian S. Gangolli	40,500	(9)	*
Phyllis Gardner, M.D.	46,500	(10)	*
Chris Nolet	9,000	(11)	*
Angus C. Russell	56,500	(12)	*
Philip J. Vickers, Ph.D.	59,650	(13)	*
Directors and officers as a group (total of 13 persons)	2,824,191	(14)	4.8%
Greater than 5% Stockholders:
Entities affiliated with Essex VIII Funds	3,342,047	(15)	5.9%
Entities affiliated with Franklin Resources, Inc.	3,582,972	(16)	6.3%
Entities affiliated with JPMorgan Chase & Co.	4,028,497	(17)	7.1%
Entities affiliated with BlackRock, Inc.	3,688,657	(18)	6.5%
Entities affiliated with ArrowMark Colorado Holdings LLC	4,840,636	(19)	8.5%
Entities affiliated with Wellington Management Group LLP	5,788,045	(20)	10.2%
*    Represents beneficial ownership of less than 1% of the outstanding common stock

(1)
Consists of (i) 413,500 shares of common stock and 18,000 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020 and (ii) 20,000 shares of common stock held by the Mark J Foley Living Trust. Mr. Foley is a Trustee of the Mark J Foley Living Trust. Excludes 860,000 shares underlying PSAs held by Mr. Foley.

(2)	Consists of 39,371 shares of common stock and 46,145 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020.

(3)	Consists of 106,511 shares of common stock and 337,384 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020.

(4)	Consists of 33,784 shares of common stock and 31,082 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020.

(5)	Consists of 24,317 shares of common stock and 64,997 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020.

(6)
Consists of (i) 75,913 shares of common stock and 1,308,130 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020 and (ii) 409 shares of common stock held by the Dan and Brenda Browne Living Trust. Mr. Browne is a Trustee of the Dan and Brenda Browne Living Trust.

(7)	Consists of 9,000 shares of common stock.

(8)
Consists of (i) 10,500 shares of common stock and 59,333 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020, and (ii) 13,665 shares of common stock held by the Byrnes Family Trust. Mr. Byrnes is a Trustee of the Byrnes Family Trust.

(9)	Consists of 10,500 shares of common stock and 30,000 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020.

(10)	Consists of 10,500 shares of common stock and 36,000 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020.

(11)	Consists of 9,000 shares of common stock.

(12)	Consists of 10,500 shares of common stock and 46,000 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020.

(13)	Consists of 13,650 shares of common stock and 46,000 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020.

(14)
Includes shares beneficially owned by all current executive officers and directors of the company. Consists of 801,120 shares of common stock and 2,023,071 shares of common stock underlying options that are vested and exercisable within 60 days of January 24, 2020.

(15)
The indicated ownership is based on Schedule 13G/A filed with the SEC by the reporting persons on February 13, 2019, reporting beneficial ownership as of December 31, 2018. According to the Schedule 13G/A, the reporting persons beneficially own a total of 3,342,047 shares of common stock, which consists of 2,614,482 shares of common stock held by Essex Woodlands Health Ventures Fund VIII, L.P. (“Essex VIII”), 457,085 shares of common stock held by Essex Woodlands Health Ventures Fund V, L.P. (“Essex V”), 188,527 shares of common stock held by Essex Woodlands Health Ventures Fund VIII-A, L.P. (“Essex VIII-A”) and 81,953 shares of common stock held by Essex Woodlands Health Ventures Fund VIII-B, L.P. (“Essex VIII-B”). Essex Woodlands Health Ventures VIII, LLC, the general partner of Essex VIII, Essex V, Essex VIII-A and Essex VIII-B, may be deemed to have sole power to vote and sole power to dispose of shares directly owned by Essex VIII, Essex V, Essex VIII-A and Essex VIII-B. The address for Essex VIII is 21 Waterway Avenue, Suite 225, The Woodlands, Texas 77380.

(16)
The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 5, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, the reporting persons beneficially own a total of 3,582,972 shares, which consists of 3,548,972 common Stock held by Franklin Advisers, Inc. and 34,000 shares of common stock held by Fiduciary Trust Company International. The address for each of the foregoing persons and entities is One Franklin Parkway, San Mateo, CA 94403-1906.

(17)
The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on January 17, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, the reporting persons beneficially own a total of 4,028,497 shares of Common Stock held by JPMorgan Chase & Co. and its wholly owned subsidiaries JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., J.P. Morgan Trust Company of Delaware, and J.P. Morgan Securities LLC. The address for each of the foregoing persons and entities is 383 Madison Avenue, New York, NY 10179.

(18)
The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 6, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, the reporting persons beneficially own a total of 3,688,657 shares of Common Stock held by BlackRock Inc. and its subsidiaries BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock (Netherlands) B.V., BlackRock Financial Management Inc., BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Investment Management, LLC. The address for each of the foregoing persons and entities is 55 East 52nd Street, New York, NY 10055.

(19)
The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on February 14, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, the reporting person beneficially own a total of 4,840,636 shares of Common Stock held by ArrowMark Colorado Holdings, LLC. The address for the person is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(20)
The indicated ownership is based on a Schedule 13G/A filed with the SEC by the reporting persons on January 8, 2020, reporting beneficial ownership as of December 31, 2019. According to the Schedule 13G/A, the reporting persons beneficially own a total of 5,788,045 shares of Common Stock held by Wellington Management Group LLP and its investment advisors Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. The address for each of the foregoing persons and entities is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides certain information with respect to our equity compensation plans in effect as of December 31, 2019.

Plan Category		Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	(1)	4,186,366	$18.15	2,045,818	(4)
Equity compensation plans not approved by security holders:	(2)	548,250	$28.39	174,546
Total		4,734,616	$19.34	2,220,364

(1)
Includes securities issuable under the 2002 Equity Incentive Plan, the 2012 Equity Incentive Plan, the 2014 Equity Incentive Plan (the 2014 plan), and the 2014 Employee Stock Purchase Plan (the 2014 ESPP).

(2)
Includes securities issuable under the 2014 Inducement Plan adopted exclusively for grants of awards to individuals that were not previously our employees or directors, as an inducement material to the individual’s entry into employment with us within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules.

(3)	The weighted average exercise price excludes restricted stock awards, which have no exercise price.

(4)
Includes (i) 641,813 shares of common stock available for issuance under our 2014 plan and (ii) 1,404,005 shares of common stock available for issuance under our 2014 ESPP. The number of shares of our common stock reserved for issuance under the 2014 plan automatically increases on January 1 of each year, starting on January 1, 2015 and continuing through January 1, 2024, by 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or such lesser number of shares of common stock as determined by our Board of Directors. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2014 plan is 2,000,000 shares. The number of shares of our common stock reserved under the 2014 ESPP for issuance automatically increases on January 1st each year, starting January 1, 2015 and continuing through January 1, 2024, in an amount equal to the lower of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, and (ii) 300,000 shares of common stock, or such lesser number of shares of common stock as determined by our Board of Directors. If a purchase right granted under our 2014 ESPP terminates without having been exercised, the shares of our common stock not purchased under such purchase right will be available for issuance under our 2014 ESPP.

TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
All transactions between us and our officers, directors, principal stockholders and their affiliates are subject to approval by the Audit Committee, or a similar committee consisting of entirely independent directors, according to the terms of our written Related-Person Transactions Policy and Code of Business Conduct and Ethics. For purposes of our Related-Person Transactions Policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants involving an amount that exceeds $100,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under the policy. A transaction, arrangement or relationship in which a related person’s participation is solely due to their position as a director of an entity that is participating in such transaction, arrangement or relationship is not considered a related-person transaction under the policy. A “related person” is any executive officer, director, nominee for director or more than five percent stockholder of our Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to our Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of our Company and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
CERTAIN RELATED-PERSON TRANSACTIONS
There have been no transactions since January 1, 2019 in which (i) we have been a participant, (ii) the amount involved exceeded or will exceed $120,000, and (iii) any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of their immediate family or person sharing their household, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation.”

Indemnification Agreements. We have entered, or will enter, into an indemnification agreement with each of our directors and executive officers which provides, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Party Transactions. All transactions between us and our officers, directors, principal stockholders and their affiliates are subject to approval by our Audit Committee, or a similar committee consisting of entirely independent directors, according to the terms of our written Related-Person Transactions Policy and Code of Business Conduct and Ethics.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Revance stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify the Company or your broker. Direct your written request to Investor Relations, Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560 or contact Investor Relations at (714) 325-3584. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Tobin C. Schilke
Chief Financial Officer
March 26, 2020
A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020, is available without charge upon written request to: Secretary, Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560

REVANCE THERAPEUTICS, INC.
7555 GATEWAY BLVD.
NEWARK, CA 94560

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D07096-P32857

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REVANCE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Jill Beraud
02) Robert Byrnes

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D07097-P32857

REVANCE THERAPEUTICS, INC.
Annual Meeting of Stockholders
May 14, 2020 8:00 AM PT
This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoint(s) Mark J. Foley, President, Chief Executive Officer and Director, and Dwight Moxie, Senior Vice President, General Counsel and Corporate Secretary, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of REVANCE THERAPEUTICS, INC. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually via live audio-only webcast at 8:00 AM PT on May 14, 2020, at www.virtualshareholdermeeting.com/RVNC2020, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side